EXHIBIT 2.1

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                             STOCK PURCHASE AGREEMENT

                                   by and among

                           HCA-THE HEALTHCARE COMPANY,

                                VH HOLDINGS, INC.,

                                        and

                             FIRST HEALTH GROUP CORP.

                             Dated as of May 18, 2001

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

                              TABLE OF CONTENTS
                              -----------------
                                                              Page
                                                              ----
 ARTICLE I   DEFINITIONS                                        6

 ARTICLE II  PURCHASE AND SALE; CLOSING                        14
     2.1  Sale of the Shares                                   14
     2.2  Excluded Assets and Liabilities; Certain
          Included Liabilities                                 15
     2.3  Purchase Price                                       15
     2.4  Certain Employee Bonus Arrangements                  16
     2.5  Closing                                              16
     2.6  Closing Deliveries                                   17

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS         18
     3.1  Organization of HCA and Holdings                     18
     3.2  Organization and Capitalization of CCN and PW        18
     3.3  Organization and Capitalization of the CCN
          Subsidiaries                                         19
     3.4  Organization and Capitalization of the PW
          Subsidiaries                                         20
     3.5  Corporate Authorization                              21
     3.6  No Conflicting Agreements; Consents                  22
     3.7  Financial Statements                                 23
     3.8  Absence of Undisclosed Liabilities                   23
     3.9  Accounts Receivable                                  23
     3.10 Absence of Certain Changes                           23
     3.11 Legal Proceedings, etc.                              24
     3.12 Certain Contracts                                    25
     3.13 Title to Property                                    26
     3.14 Employees; Labor Matters; Employee Benefit
          Plans; ERISA                                         26
     3.15 Bank Accounts                                        29
     3.16 Taxes                                                29
     3.17 Insurance                                            30
     3.18 Intellectual Property                                30
     3.19 Compliance with Laws                                 31
     3.20 Environmental Conditions                             31
     3.21 Relationships with Related Parties                   31
     3.22 Books and Records                                    32
     3.23 No Material Adverse Change                           32
     3.24 Non-Directed Use of CCN Network                      32
     3.25 Certain Percentage Discounts                         33
     3.26 Brokers                                              33
     3.25 Brokers                                              33
     3.27 Company Providers                                    33

 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER       34
     4.1  Organization                                         34
     4.2  Corporate Authorization                              34
     4.3  No Conflicting Agreements; Consents                  35
     4.4  Legal Proceedings, etc.                              35
     4.5  Brokers                                              35
     4.6  Investment Representations                           35

 ARTICLE V   COVENANTS OF SELLERS                              36
     5.1  Regulatory Approvals                                 36
     5.2  Conduct Prior to the Closing                         36
     5.3  Employee Matters                                     37
     5.4  Investigation by Purchaser                           38
     5.5  Financial Statements and Reports                     38
     5.6  Closing Conditions                                   39
     5.7  Transfer of Assets                                   39
     5.8  Encumbrances                                         39
     5.9  Condition of Assets                                  39
     5.10 Consultative Process                                 39
     5.11 Intercompany Accounts                                39
     5.12 Exclusivity                                          40
     5.13 Resignations                                         40
     5.14 Provider Agreement Delivery                          40

 ARTICLE VI  COVENANTS OF PURCHASER; CERTAIN ADDITIONAL
             COVENANTS OF THE PARTIES                          41
     6.1  Confidentiality                                      41
     6.2  Regulatory Approvals                                 41
     6.3  Books and Records                                    41
     6.4  Closing Conditions                                   42
     6.5  Employee Matters                                     42
     6.6  WARN Act Compliance                                  42
     6.7  Tax Matters                                          42
     6.8  Tax Indemnification                                  46
     6.9  Management Incentive Plan                            46
     6.10 Severance Policy                                     47
     6.11 Collection of Accounts Receivable                    47

 ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASER            48
     7.1  Representations and Warranties                       48
     7.2  Compliance with Agreement                            49
     7.3  Closing Certificates                                 49
     7.4  Secretary's Certificates                             49
     7.5  Opinion of Counsel                                   49
     7.6  Consents, Authorizations, Etc.                       49
     7.7  No Action or Proceeding                              49
     7.8  Certificates of Incorporation; Bylaws                50
     7.9  Resignation of Boards of Directors and Officers      50
     7.10 Good Standing Certificates                           50
     7.11 Waiver of Conditions                                 50
     7.12 Affiliation Agreement                                50
     7.13 Stock Options                                        50
     7.14 Tax Sharing Agreements                               50
     7.15 Contract Delivery                                    50

 ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF SELLERS            51
     8.1  Representations and Warranties                       51
     8.2  Compliance with Agreement                            51
     8.3  Closing Certificates                                 51
     8.4  Secretary's Certificate                              51
     8.5  Opinion of Counsel                                   51
     8.6  Consent, Authorizations, Etc.                        51
     8.7  No Action or Proceeding                              52
     8.8  Good Standing Certificate                            52
     8.9  Certificate of Incorporation; Bylaws                 52
     8.10 Waiver of Conditions                                 52
     8.11 Affiliation Agreement                                52

 ARTICLE IX  INDEMNIFICATION                                   52
     9.1  Indemnification by Sellers                           52
     9.2  Indemnification by Purchaser                         53
     9.3  Claims Procedures                                    53
     9.4  Limitations on Claims                                54
     9.5  Insured Losses                                       55
     9.6  Characterization of Indemnification Payments         55

 ARTICLE X   TERMINATION                                       55
    10.1  Termination Events                                   55
    10.2  Effect of Termination                                56

 ARTICLE XI  NOTICES                                           56
    11.1  Notices                                              56

 ARTICLE XII MISCELLANEOUS                                     58
    12.1  Fees and Expenses                                    58
    12.2  Entire Agreement                                     58
    12.3  Waiver                                               59
    12.4  Amendment                                            59
    12.5  Counterparts; Facsimile Signatures                   59
    12.6  No Third Party Beneficiary                           59
    12.7  Governing Law, Construction                          59
    12.8  Binding Effect                                       59
    12.9  No Assignment                                        59
    12.10 Headings, Gender, Etc.                               60
    12.11 Public Announcement                                  60
    12.12 Access to Information                                60
    12.13 Severability; Invalid Provisions                     60
    12.14 Cooperation                                          60
    12.15 Further Assurance Clause                             61
    12.16 Compliance with Obligations                          61

      THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of May 18, 2001, by and among HCA - THE HEALTHCARE COMPANY, a Delaware corporation ("HCA"), VH HOLDINGS, INC., a Nevada corporation ("Holdings"), and FIRST HEALTH GROUP CORP., a Delaware corporation ("Purchaser"). HCA and Holdings are hereinafter referred to, together, as the "Sellers".

                               R E C I T A L S:
                               ----------------
      WHEREAS, Holdings is a wholly-owned subsidiary of HCA; and

      WHEREAS, Holdings owns 100% of the issued and outstanding shares (as further defined in Section 3.2(a)(ii), the "CCN Shares") of the capital stock of CCN Managed Care, Inc., a Delaware corporation ("CCN"); and

      WHEREAS, Holdings owns 100% of the issued and outstanding shares (as further defined in Section 3.2(b)(ii), the "PW Shares") of the capital stock of Preferred Works, Inc., a Delaware corporation ("PW"); and

      WHEREAS, Holdings wishes to sell the CCN Shares and the PW Shares to Purchaser, and Purchaser wishes to purchase the CCN Shares and the PW Shares from Holdings on the terms, subject to the conditions and for the consideration set forth in this Agreement; and

      WHEREAS, HCA will derive material benefits from the consummation of the transactions contemplated hereby and wishes to enter into this Agreement as an inducement to the other parties to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                  ARTICLE I
                                 DEFINITIONS

      As used in this Agreement, the following defined terms shall have the meanings indicated below and, where appropriate, shall include the singular and plural of the term defined:

      "Acquired Entities" shall mean CCN, the CCN Subsidiaries, PW and the PW Subsidiaries.

      "Adjusted Collection Short-Fall Payment" means an amount equal to the product of the Collection Short-Fall and a fraction with a numerator equal to the amount of the Assigned Accounts and a denominator equal to the amount of the Closing Date Receivables which have not been collected on the first anniversary of the Closing Date.

      "Adjusted Collection Short-Fall Schedule" shall have the meaning ascribed to it in Section 6.11(a).

      "Adjustment Schedule" shall have the meaning ascribed to it in Section 2.3(c).

      "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, "Affiliate" shall not include officers, directors or shareholders of HCA.

      "Affiliation Agreement" means the PPO Agreement, substantially in the form of Exhibit 7.12 hereto, by and between HCA and Purchaser, pursuant to which HCA and Purchaser will agree upon the terms and conditions under which healthcare providers, physicians and other healthcare facilities affiliated with HCA may participate as providers in healthcare provider networks and other health products operated by Purchaser or the Acquired Entities.

      "Agreement" shall mean this Stock Purchase Agreement, including the exhibits and schedules attached hereto.

      "Applicable Rate"  shall have  the meaning  ascribed to  it in  Section
 2.3(e).

      "Assigned Accounts" shall have the meaning ascribed to it in Section 6.11(e).

      "Balance Sheet Date" shall mean February 28, 2001.

      "Base Purchase Price" shall mean $195,000,000.

      "Books and Records" shall mean all existing accounting, business, marketing, corporate, and other files, documents, instruments, papers, books and records, including without limitation, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans.

      "Business Day" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Tennessee or the State of New York are authorized or obligated to close under the Laws of such states.

      "Bylaws" shall mean the bylaws of the relevant corporation, as amended to the relevant date.

      "CCN" shall mean CCN Managed Care, Inc., a Delaware corporation.

      "CCN  Shares"  shall  have  the  meaning  ascribed  to  it  in  Section
 3.2(a)(ii).

      "CCN Subsidiaries" shall  have the meaning  ascribed to  it in  Section
 3.3(a).

      "CCN Subsidiary  Shares"  shall have  the  meaning ascribed  to  it  in
 Section 3.3(d).

      "Certificate  of   Incorporation"  shall   mean  the   certificate   of
 incorporation, articles of incorporation, charter or similar constituent document of the relevant corporation, as amended to the relevant date.

      "Claim" shall have the meaning ascribed to it in Section 9.3.

      "Closing" shall mean the consummation of the transactions contemplated by this Agreement as provided in Article II.

      "Closing Date" shall have the meaning ascribed to it in Section 2.5.

      "Closing Date Balance Sheet" shall mean the unaudited combined balance sheet of the Company as of the Closing Date prepared in accordance with
 Section 2.3.

      "Closing Date Receivables" means the accounts receivable set forth in the final Closing Date Balance Sheet other than Transferred Accounts Receivable.

      "Closing Date Receivables Amount" means (a) the lesser of (i) the amount of the receivables included in the final Closing Date Balance Sheet net of the reserve for doubtful accounts included in the final Closing Date Balance Sheet and (ii) $21,139,000, minus (b) the amount of the Transferred Accounts Receivable net of the Transferred Reserve.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Collection Short-Fall" means the difference between (a) the Closing Date Receivables Amount and (b) Collections.

      "Collections" means the amount collected in respect of the Closing Date Receivables during the twelve month period following the Closing Date. All amounts collected that are not attributable to a specific invoice shall be applied on a first incurred, first paid basis.

      "Company" shall mean the Acquired Entities taken as a whole.

      "Company Financial Statements" shall have the meaning ascribed to it in
 Section 3.7.

      "Company Permits"  shall have  the meaning  ascribed to  it in  Section
 3.19.

      "Company Plans" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, other stock-based plan, severance, change-in-control, fringe benefit, retention bonus, bonus, incentive, deferred compensation, welfare and other employee benefit plan, employment (including severance and change in control) agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee or director (or dependent or beneficiary thereof) of any Acquired Entity has any present or future right to benefits or under which any Acquired Entity has any present or future liability.

      "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated as of December 13, 2000, between HCA and Purchaser.

      "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, or other contract to which any of the Acquired Entities is a party or by which assets of any of the Acquired Entities are bound.

      "Contract Delivery Amount" shall mean (a) zero if all Hospital Provider Agreements with respect to all Hospitals are indexed, filed and made available for inspection at CCN's San Diego corporate offices on or before the Closing Date in accordance with Section 5.14(a) or if Hospital Provider Agreements with respect to less than 100 Hospitals are not so indexed, filed and available, (b) $2,000,000 if Hospital Provider Agreements with respect to between 100 and 149 (inclusive) Hospitals are not so indexed, filed and made available for inspection at CCN's San Diego corporate offices on or before the Closing Date in accordance with Section 5.14(a), and (c) $3,000,000 if Hospital Provider Agreements with respect to 150 or more Hospitals are not so indexed, filed and made available for inspection at CCN's San Diego corporate offices on or before the Closing Date in accordance with Section 5.14(a).

      "Controlled Group Member" shall mean any entity (whether or not incorporated) other than the Sellers and the Acquired entities that, together with the Sellers and Acquired Entities, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

      "Controlled Group Plan" shall mean any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that is sponsored or maintained by a Controlled Group Member.

      "Court Order" shall mean any judgment, order, award or decree of any federal, state, local or other court or judicial or quasi-judicial tribunal and any award in any binding arbitration proceeding.

      "Damages" shall mean any and all losses, damages, claims, costs, fines, fees, penalties, interest obligations and deficiencies (including, without limitation, reasonable attorneys fees and other expenses of litigation).

      "Destruction Notice" shall have the meaning  ascribed to it in  Section
 6.3.

      "Effective Time" shall have the meaning ascribed to it in Section 2.5.

      "Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threat of release into the environment, of Hazardous Substances at any location which is or has been owned, leased or operated, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      "Environmental Laws" shall mean the federal, state, regional, county or local laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and as of the Effective Time relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emission, discharge, release or threatened release of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and as of the Effective Time.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Excluded Assets" shall have the meaning ascribed to it in Section 2.2.

      "Excluded Liabilities" shall have the meaning ascribed to it in Section
 2.2.

      "GAAP" shall mean accounting principles generally accepted in the United States of America as consistently applied by the Acquired Entities with respect to the Company Financial Statements.

      "Governmental Authority" shall mean any national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity, or any arbitrator with authority to bind a party at law.

      "Hazardous Substances" shall mean any toxic or hazardous waste, pollutants or substances, including, without limitations, friable asbestos, polychlorinated biphenyls, petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous substance," "toxic substance," "toxic pollutant" or similarly identified substance or mixture, in or pursuant to any Environmental Law.

      "HCA" shall mean HCA - The Healthcare Company, a Delaware corporation.

      "HCA Affiliated Group" shall mean the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which HCA is the parent.

      "Holdings" shall mean VH Holdings, Inc., a Nevada corporation.

      "Hospital" has the meaning ascribed to it in Section 3.27(a).

      "Hospital Provider  Agreements"  has  the meaning  ascribed  to  it  in
 Section 3.27(a).

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Indemnifying Party" shall have the meaning  ascribed to it in  Section
 9.3.

      "Indemnitee" shall have the meaning ascribed to it in Section 9.3.

      "Intellectual Property"  shall  have  the meaning  ascribed  to  it  in
 Section 3.18.

      "Knowledge of Purchaser" (and any similar expression) shall mean, as to a particular matter, the actual knowledge of any of the following officers of Purchaser following reasonable inquiry: President, Chief Financial Officer, Executive Vice President-Networks, and General Counsel.

      "Knowledge of Sellers" (and any similar expression, including, without limitation, the expression "of which Sellers have Knowledge") shall mean, as to a particular matter, the actual knowledge, following reasonable inquiry, of any of the directors of CCN and PW or of any of the following officers of CCN and PW: Richard Mastaler, Chairman & Chief Executive Officer; Joe Manheim, Senior Vice President, Operations; Bill Stapleton, Chief Financial Officer; Blaine Faulkner, Senior Vice President, Strategic Planning & Development; Mark Heinemeyer, Chief Sales & Marketing Officer; Jerry Osband, M.D., Chief Medical Officer; Bob Neal, Chief Information Officer; Barb
 Robinette, Vice President, Tactical Marketing; and Amy Bialach, Vice President, Client Services; and the following officers and employees of HCA:
 A. Bruce Moore, Jr., Senior Vice President - Operations Administration; Jeffrey D. Stone, Vice President - Development; Juan Vallarino, Vice President - Managed Care - Western Group; John Wolf, Vice President - Business Development and Managed Care - Eastern Group; and David J. Hill, Legal Counsel - Development.

      "Laws" shall mean all statutes, laws, ordinances, regulations and other pronouncements of any Governmental Authority having the effect of law of the United States, any state or commonwealth of the United States, or any city, county, municipality, department, commission, board, bureau, agency or instrumentality thereof.

      "Liability Threshold" shall have the meaning ascribed to it in Section 9.4(a).

      "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

      "Management Severance Obligations" shall have the meaning ascribed to it in Section 12.16.

      "Material Adverse Effect" shall mean a material adverse effect on the assets, business properties, financial condition or operations of the Company, taken as a whole.

      "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

      "Net Working Capital Adjustment Amount" shall mean the amount, expressed as a positive or negative number (as applicable), equal to the difference between the net working capital (current assets minus current liabilities) of the Company immediately after the Effective Time, as set forth in the Closing Balance Sheet, and as of the Balance Sheet Date, as set forth on the Reference Balance Sheet; provided, however, that the amounts reflected on the Closing Balance Sheet or the Reference Date Balance Sheet, as applicable, with respect to the following matters shall be eliminated from the calculation of net working capital as of the applicable date: (a) the Excluded Assets, (b) the Excluded Liabilities, (c) all Taxes for which Sellers are indemnifying Purchaser in accordance with Section 6.8 hereof,
 (d) all Taxes for which either Seller is financially responsible in accordance with Section 6.7 hereof, (e) all intercompany account balances that are paid, cancelled or eliminated in accordance with Section 5.11 hereof, and (f) any severance or similar arrangement that must be reflected on the Closing Balance Sheet as a result of the consummation of the transactions hereunder or Purchaser's termination of any of the Company's employees' employment; and provided further, however, that (x) the assets reflected as "Other Assets" on the Closing Balance Sheet shall be treated as current assets for purposes of calculating the Net Working Capital Amount; and (y) the net accounts receivable shown on the Closing Balance Sheet shall not exceed $21,139,000. The determination of the Company's net working capital, as adjusted as contemplated by this definition, as of the Balance Sheet Date based upon the Reference Balance Sheet is set forth in Exhibit
 2.3 hereto.

      "Non-Hospital Provider"  has  the meaning  ascribed  to it  in  Section
 3.27(b).

      "Non-Hospital Provider Agreements"  has the meaning  ascribed to it  in
 Section 3.27(b).

      "Other Tax" shall mean any tax, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which tax is not included within the definition of "Tax", including, but not limited to, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipt taxes, business license taxes, occupation taxes and transfer taxes, and other governmental charges, and other obligations of the same or a similar nature to any of the foregoing.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation.

      "Permits" shall mean all licenses, permits, franchises, rights, registrations, approvals, authorizations, consents, waivers, exemptions, releases, variances or orders of, or filings with, or otherwise issued by, any Governmental Authority.

      "Permitted Lien"   shall  mean  (a) any  Lien  approved in  writing  by
 Purchaser, (b) any Lien for taxes or other governmental charges or assessments which are not delinquent, (c) any Lien of any landlord, carrier, warehouseman, mechanic or materialman and any like Lien arising in the ordinary course of business for sums that are not delinquent, and (d) any Lien of the lessor or other financing source on assets leased under a capitalized lease obligation.

      "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau or other entity or authority.

      "Pre-Closing  Period"  shall  have  the  meaning  ascribed  to  it   in
 Section 6.7(b)(i).

      "Preliminary Payment Amount" shall have the  meaning ascribed to it  in
 Section 2.3(b).

      "Problem Accounts" shall  have the meaning  ascribed to  it in  Section
 6.11(e).

      "Proceeding" shall have the meaning ascribed to it in Section 6.7(e).

      "Purchase Price"  shall have  the meaning  ascribed  to it  in  Section
 2.3(a).

      "Purchaser"  shall   mean  First   Health  Group   Corp.,  a   Delaware
 corporation.

      "Purchaser Affiliated Group" shall mean the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Purchaser is a member.

      "Purchaser Indemnitee" shall have the meaning ascribed to it in Section
 9.1.

      "Purchaser Tax Act" shall  have the meaning ascribed  to it in  Section
 6.8(a).

      "PW" shall mean Preferred Works, Inc., a Delaware corporation.

      "PW  Shares"  shall  have  the  meaning  ascribed  to  it  in   Section
 3.2(b)(ii).

      "PW Subsidiaries"  shall have  the meaning  ascribed to  it in  Section
 3.4(a).

      "PW Subsidiary  Shares"  shall  have the  meaning  ascribed  to  it  in
 Section 3.4(d).

      "Real Property"  shall  have the  meaning  ascribed to  it  in  Section
 3.20(b).

      "Reference Balance Sheet" shall mean the unaudited combined balance sheet of the Company as of the Balance Sheet Date which is attached hereto at Schedule 3.7.

      "Returns" shall mean all  reports, estimates, declarations,  schedules,
 disclosures,  information  statements,   returns  and  other   documentation
 required to be filed in connection with, any Taxes.

      "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Selected Accounting Firm" shall mean Andersen or another accounting firm of recognized national standing acceptable to Purchaser and HCA.

      "Seller Indemnitee" shall have  the meaning ascribed  to it in  Section
 9.2.

      "Sellers" shall mean, together, HCA and Holdings.

      "Shares" shall mean the CCN Shares and the PW Shares.

      "Straddle Period" shall have the meaning ascribed to it in Section 6.7(b)(ii).

      "Tax" or "Taxes" shall mean all federal, state and local income or profits taxes, taxes measured by income, profits or earned surplus, payroll and employee withholding taxes, unemployment taxes and social security taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority.

      "Tax Statement"  shall  have the  meaning  ascribed to  it  in  Section
 6.7(b)(ii).

      "Transfer Accounts" shall mean the checking accounts, bank accounts and similar arrangements maintained at any financial institution and used by the Company in connection with HCA's cash management program; the "Transfer Accounts" shall mean those accounts and arrangements into which the Company deposits funds to be swept by the HCA cash management system and not the accounts into which the HCA cash management system deposits funds to be used by the Company.

      "Transferred Accounts Receivable" means the receivables included in the final Closing Date Balance Sheet generated in a line of business which is disposed of during the twelve months following the Closing (the amount of which will be calculated in accordance with the Company's monthly receivables analysis unless otherwise mutually agreed prior to the Closing
 Date).

      "Transferred Reserve" means the product of the amount of the reserve for doubtful accounts included in the final Closing Balance Sheet and a fraction with a numerator equal to the amount of the Transferred Accounts Receivable and a denominator equal to the amount of receivables included in the final Closing Date Balance Sheet.

      "WARN  Act"   shall  mean   the  Workers   Adjustment  and   Retraining
 Notification Act, 29 U.S.C. S2101-2109.

                                  ARTICLE II
                          PURCHASE AND SALE; CLOSING

      2.1 Sale of the Shares. On and subject to the terms and conditions set forth in this Agreement, at the Closing, Holdings shall sell, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from Holdings, the CCN Shares and the PW Shares. At the Closing, title to the Shares shall pass to Purchaser, as record and beneficial owner. Purchaser shall then be entitled to all rights, including, without limitation, voting rights, as the sole owner of such Shares, free and clear of all Liens.

      2.2 Excluded Assets and Liabilities; Certain Included Liabilities. Notwithstanding anything, express or implied, to the contrary contained in
 Section 2.1 or elsewhere herein, the following assets and liabilities of the Acquired Entities are to be excluded from the assets and liabilities of the Acquired Entities being acquired by or transferred to Purchaser at Closing through Purchaser's acquisition of the Shares: (a) all Tax accounts of the Acquired Entities with any Governmental Authority; and (b) all Transfer Accounts. With the exception of the above-described assets (the "Excluded Assets") and the excluded liabilities described on Schedule 2.2(i) (the "Excluded Liabilities"), the Acquired Entities shall retain all of the assets and liabilities of the Acquired Entities, including, without limitation, their respective trade payables, operating liabilities, guarantees, accrued expenses, contingent liabilities and other obligations. Prior to the Closing, Sellers shall cause the Excluded Assets to be transferred to Holdings or another Person designated by Holdings by means of dividend or otherwise.

      2.3  Purchase Price.

           (a) The consideration to be paid by Purchaser for the Shares (the "Purchase Price") shall be an amount equal to the Base Purchase Price, plus (or minus) (i) the Net Working Capital Adjustment Amount, minus (ii) the Contract Delivery Amount (if any). Prior to the Closing Date, the Parties shall agree upon the allocation of the Purchase Price between the CCN Shares and the PW Shares.

           (b) For purposes of determining the amount of cash to be delivered at the Closing in accordance with Section 2.6(b), a preliminary determination of the Purchase Price (the "Preliminary Payment Amount") shall be made on or prior to the Closing Date using the Company's then most recent available month-end balance sheet to calculate the preliminary Net Working Capital Adjustment Amount. Sellers shall prepare such preliminary determination and shall deliver to Purchaser a copy of such balance sheet and a schedule showing the calculation of such preliminary Net Working Capital Adjustment Amount and the Preliminary Payment Amount not less than two Business Days prior to the Closing Date.

           (c) Within 60 days after the Closing, HCA shall deliver to Purchaser the Closing Date Balance Sheet together with a schedule (the "Adjustment Schedule") setting forth Sellers' determination of the Net Working Capital Adjustment Amount and the Purchase Price based upon the Closing Balance Sheet. After the Closing, Purchaser shall (i) permit representatives of Sellers, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Company which are in the possession of Purchaser or the Company for purposes of preparing the Closing Date Balance Sheet and the Adjustment Schedule, and
 (ii) cause the employees of the Company to cooperate with and assist HCA in the preparation of the Closing Date Balance Sheet and the Adjustment Schedule. Sellers shall prepare the Closing Date Balance Sheet in accordance with GAAP and consistently with the Reference Balance Sheet except as provided in Schedule 5.2.

           (d) Purchaser may object to any of the information or computations contained in the Closing Date Balance Sheet or the Adjustment Schedule which could affect the Purchase Price. Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to HCA within 30 days following delivery of the Closing Date Balance Sheet and the Adjustment Schedule to Purchaser. To the extent that Purchaser does not so object within such 30 day period, the Closing Date Balance Sheet and the Adjustment Schedule, as delivered to Purchaser, shall be considered final and binding upon the parties. In the event that Purchaser and HCA are unable to resolve a dispute or disagreement set forth in a written objection pursuant to this Section 2.3(d) within 30 days of HCA's receipt of such objection, either party may elect, by written notice to the other party, to have all such disputes or disagreements resolved by the Selected Accounting Firm. The Selected Accounting Firm shall determine the Net Working Capital Adjustment Amount and calculate the Purchase Price, which determination of the Selected Accounting Firm shall be final and binding upon the parties. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days after submission of the Closing Date Balance Sheet and the Adjustment Schedule and Purchaser's written objections to it and, in any case, as soon as practicable after such submission. The parties will cooperate fully with the Selected Accounting Firm, and shall cause the Company to cooperate fully with the Selected Accounting Firm, in connection with its determination of the Net Working Capital Adjustment Amount and calculation of the Purchase Price. The costs and expenses for the services of the Selected Accounting Firm shall be borne equally by Purchaser and HCA.

           (e) Within ten days after the Purchase Price shall have been agreed upon or otherwise finally determined pursuant to Section 2.3(d), HCA (on behalf of the Sellers) or Purchaser, as appropriate, shall pay the other party cash (by wire transfer of immediately available funds) in the amount of the difference between the Purchase Price and the Preliminary Payment Amount, together with interest thereon for a period from (and including) the Closing Date to (but excluding) the date of payment, at the prime rate as quoted in the Money Rates section of The Wall Street Journal from time to time (the "Applicable Rate").

      2.4 Certain Employee Bonus Arrangements. Purchaser agrees to reimburse Sellers for one half of the amount that Sellers are required to pay to the CCN employees identified in Exhibit 2.4 hereto pursuant to the Retention Bonus Agreements identified in such Exhibit 2.4 on the dates that Sellers are required to make such payments in accordance with such Retention Bonus Agreements.

      2.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Waller Lansden Dortch & Davis, a Professional Limited Liability Company, 511 Union Street, Suite 2100, Nashville, Tennessee, or such other place as shall be mutually agreed upon in writing by the parties hereto, at 10:00 a.m., Central Time, on July 2, 2001, or if the conditions set forth in Articles VII and VIII have not been satisfied as of July 2, 2001, on the third Business Day following the satisfaction (or due waiver) of the conditions set forth in Articles VII and VIII or such other date as may be mutually agreed upon by the parties hereto, but in no event later than the later to occur of (i) the third Business Day following the satisfaction (or due waiver) of such conditions, and (ii) first Business Day of the calendar month following the month in which such satisfaction or waiver occurs. The date on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall be deemed to occur (i) at 12:01 a.m., Central Time, on July 1, 2001 if the Closing occurs on or before July 3, 2001 or (ii) at 12:01 a.m., Central Time, on the Closing Date if the Closing occurs after July 3, 2001, or (iii) at such other time as shall be mutually agreed upon in writing by the parties hereto. The time at which the transactions contemplated hereby are deemed to become effective is referred to herein as the "Effective Time."

      2.6 Closing Deliveries. At the Closing, the following events will occur:

           (a) Stock Certificates. Holdings will deliver to Purchaser certificates representing the CCN Shares, the CCN Subsidiary Shares, the PW Shares and the PW Subsidiary Shares, such certificates representing the Shares to be duly endorsed or accompanied by duly executed blank stock powers, as appropriate.

           (b) Payment for Shares. At the Closing, Purchaser shall deliver the Preliminary Payment Amount in immediately available funds by electronic wire transfer to an account designated by Sellers.

           (c) Interest on Preliminary Payment Amount. If the Effective Time of the transaction is more than 24 hours before the time at which Purchaser delivers payment of the Preliminary Payment Amount, Purchaser shall also pay to Sellers interest on the Preliminary Payment Amount at the Applicable Rate for each day between the Effective Time and the time of such funding. If the Effective Time of the transaction is more than 24 hours after the time at which Purchaser delivers payment of the Preliminary Payment Amount, Sellers shall pay to Purchaser interest on the Preliminary Payment Amount at the Applicable Rate for each day between the Effective Time and the time of such funding. For purposes of this Section 2.6(c), each full 24 hour period between the Effective Time and the finding of the Preliminary Payment Amount shall be a "day." All interest payable pursuant to this Section 2.6(c) shall be due and payable at Closing.

           (d)  Legal Opinions.

                (i) Sellers shall cause an original opinion of Waller Lansden Dortch & Davis, a Professional Limited Liability Company, counsel for Sellers, to be delivered to Purchaser as contemplated by Section 7.5; and

                (ii) Purchaser shall cause an original opinion of Latham & Watkins, counsel for Purchaser, to be delivered to Sellers as contemplated by Section 8.5.

           (e)  Closing Certificates and Documents.

                (i)  Sellers  shall  deliver   the  other  certificates   and
 documents required to be delivered by Sellers pursuant to Article VII; and

                (ii) Purchaser shall deliver the other certificates and documents required to be delivered by Purchaser pursuant to Article VIII.


                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers jointly and severally represent and warrant to Purchaser as follows:

      3.1  Organization of HCA and Holdings.

           (a) HCA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

           (b) Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Holdings is a wholly-owned subsidiary of HCA.

      3.2  Organization and Capitalization of CCN and PW.

           (a)  CCN.

                (i) CCN (A) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (B) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (C) is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 3.2(a)(i) and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                (ii) The authorized capital stock of CCN consists of 9,217,500 shares of common stock, $0.0001 par value per share, of which 8,017,500 shares (the "CCN Shares") are issued and outstanding. The CCN Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (iii) (A) Holdings has good and marketable title to, and owns, the CCN Shares, beneficially and of record, (B) the CCN Shares are free and clear of all Liens of any nature whatsoever, (C) Holdings has full voting power over the CCN Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the CCN Shares, and (D) other than this Agreement, there is no agreement between HCA or any of its subsidiaries (including Holdings) and any other Person with respect to the disposition of the CCN Shares or otherwise relating to the CCN Shares.

                (iv) Except as set forth in Schedule 3.2(a)(iv), (A) no Person has any preemptive right to purchase any stock or other securities of CCN, (B) there are no outstanding securities or other instruments of CCN which are convertible into or exchangeable for any shares of its capital stock, (C) other than the CCN Shares, there are no outstanding securities or other instruments of CCN giving the owner or holder thereof the right to vote on any matters on which CCN's shareholders may vote, (D) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of CCN, and (E) there is no existing option, warrant, right, call or commitment of any character granted or issued by CCN governing the issuance of shares of its capital stock.

           (b)  PW.

                (i) PW (A) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (B) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (C) is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 3.2(b) and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                (ii) The authorized capital stock of PW consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares (the "PW Shares") are issued and outstanding. The PW Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (iii) (A) Holdings has good and marketable title to, and owns, the PW Shares, beneficially and of record, (B) the PW Shares are free and clear of all Liens of any nature whatsoever, (C) Holdings has full voting power over the PW Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the PW Shares, and (D) other than this Agreement, there is no agreement between HCA or any of its subsidiaries (including Holdings) and any other Person with respect to the disposition of the PW Shares or otherwise relating to the PW Shares.

                (iv) (A) no Person has any preemptive right to purchase any stock or other securities of PW, (B) there are no outstanding securities or other instruments of PW which are convertible into or exchangeable for any shares of its capital stock, (C) other than the PW Shares, there are no outstanding securities or other instruments of PW giving the owner or holder thereof the right to vote on any matters on which PW's shareholders may vote, (D) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of PW, and (E) there is no existing option, warrant, right, call or commitment of any character granted or issued by PW governing the issuance of shares of its capital stock.

      3.3  Organization and Capitalization of the CCN Subsidiaries.

           (a) Schedule 3.3 contains a true, complete and correct list of all subsidiaries, direct or indirect, of CCN (the "CCN Subsidiaries"). Except for the CCN Subsidiaries, CCN does not directly or indirectly own, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other Person.

           (b) Each CCN Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, as identified on Schedule 3.3, (ii) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (iii) is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 3.3 and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           (c) Schedule 3.3 sets forth the authorized capital stock (or other authorized capital) of each CCN Subsidiary and indicates the number of issued and outstanding shares of capital stock of such CCN Subsidiary (or, in the case of non-corporate CCN Subsidiaries, the outstanding equity issued by such CCN Subsidiary). The shares of capital stock of each CCN Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

           (d) (i) CCN has good and marketable title to, and owns, directly or indirectly, all of the outstanding shares of capital stock or other outstanding equity securities of each CCN Subsidiary (the "CCN Subsidiary Shares"), beneficially and of record; (ii) the CCN Subsidiary Shares are free and clear of all Liens of any nature whatsoever, (iii) CCN has full voting power over the CCN Subsidiary Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the CCN Subsidiary Shares, and (iv) other than this Agreement, there is no agreement between HCA or any of its subsidiaries and any other Person with respect to the disposition of the CCN Subsidiary Shares or otherwise relating to the CCN Subsidiary Shares.

           (e) (i) no Person has any preemptive right to purchase any stock, equity interests or other securities of any CCN Subsidiary, (ii) there are no outstanding securities or other instruments of any CCN Subsidiary which are convertible into or exchangeable for any shares of its capital stock or any other equity securities, (iii) other than the CCN Subsidiary Shares, there are no outstanding securities or other instruments of any of the CCN Subsidiaries giving the owner or holder thereof the right to vote on any matters on which CCN Subsidiary shareholders may vote, (iv) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of any CCN Subsidiary, and (v) there is no existing option, warrant, right, call or commitment of any character granted or issued by any CCN Subsidiary governing the issuance of shares of its capital stock.

      3.4  Organization and Capitalization of the PW Subsidiaries.

           (a) Schedule 3.4 contains a true, complete and correct list of all subsidiaries, direct or indirect, of PW (the "PW Subsidiaries"). Except for the PW Subsidiaries, PW does not directly or indirectly own, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other Person.

           (b) Each PW Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, as identified on Schedule 3.4, (ii) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (iii) is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 3.4 and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           (c) Schedule 3.4 sets forth the authorized capital stock (or other authorized capital) of each PW Subsidiary and indicates the number of issued and outstanding shares of capital stock of such PW Subsidiary (or, in the case of non-corporate PW Subsidiaries, the outstanding equity issued by such PW Subsidiary). The shares of capital stock of each PW Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

           (d) (i) PW has good and marketable title to, and owns, directly or indirectly, all of the outstanding shares of capital stock or other outstanding equity securities of each PW Subsidiary (the "PW Subsidiary Shares"), beneficially and of record; (ii) the PW Subsidiary Shares are free and clear of all Liens of any nature whatsoever, (iii) PW has full voting power over the PW Subsidiary Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the PW Subsidiary Shares, and (iv) other than this Agreement, there is no agreement between HCA or any of its subsidiaries and any other Person with respect to the disposition of the PW Subsidiary Shares or otherwise relating to the PW Subsidiary Shares.

           (e) (i) no Person has any preemptive right to purchase any stock, equity interests or other securities of any PW Subsidiary, (ii) there are no outstanding securities or other instruments of any PW Subsidiary which are convertible into or exchangeable for any shares of its capital stock or any other equity securities, (iii) other than the PW Subsidiary Shares, there are no outstanding securities or other instruments of any of the PW Subsidiaries giving the owner or holder thereof the right to vote on any matters on which PW Subsidiary shareholders may vote, (iv) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of any PW Subsidiary, and (v) there is no existing option, warrant, right, call or commitment of any character granted or issued by any PW Subsidiary governing the issuance of shares of its capital stock.

      3.5  Corporate Authorization.

           (a) The execution, delivery and performance by Sellers of this Agreement and the other agreements to be entered into by any of them pursuant to the terms of this Agreement, and the consummation by Sellers of the transactions contemplated hereby and thereby are within Sellers' respective corporate powers, are not in contravention of the terms of Sellers' respective Certificates of Incorporation or Bylaws, and have been duly authorized and approved by the respective boards of directors of Sellers. No other corporate proceedings on the part of HCA, Holdings, or any Acquired Entity are necessary to authorize the execution, delivery and performance by Sellers or any Acquired Entity of this Agreement or the other agreements to be entered into by any Seller or any Acquired Entity pursuant to the terms of this Agreement.

           (b) This Agreement has been duly and validly executed and delivered by Sellers, and, as of the Closing, the other agreements to be entered into by either Seller or any Acquired Entity pursuant to the terms of this Agreement will have been duly and validly executed and delivered by such Seller or Acquired Entity, as the case may be. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Sellers and any Acquired Entity party thereto, enforceable against Sellers and any Acquired Entity party thereto in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Purchaser and any other unaffiliated entity that is a party thereto), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

      3.6  No Conflicting  Agreements;  Consents.  Except  as  set  forth  in
 Schedule 3.6, neither the execution and delivery of this Agreement or any of the other agreements to be entered into by any Seller or any Acquired Entity pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

           (a) violate, conflict with, result in a breach or termination of the terms, conditions or provisions of, constitute a default under, or entitle any party to terminate or accelerate (i) the respective Certificates of Incorporation or Bylaws of HCA, Holdings, or any of the Acquired Entities, (ii) any Contract, except such violations, conflicts, breaches, defaults, terminations or accelerations which, either individually or in the aggregate, (A) would not materially impair the ability of the Sellers and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or would not prevent the consummation of the transactions contemplated hereby or thereby, or (B) would not reasonably be expected to have a Material Adverse Effect, (iii) any Court Order to which either Seller or any of the Acquired Entities is a party or by which any Seller or any of the Acquired Entities is bound, or (iv) any requirements of Law affecting any Seller or any of the Acquired Entities, except such violations, conflicts, breaches or defaults of such requirements of Laws which, either individually or in the aggregate, (A) would not materially impair the ability of the Sellers and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or would not prevent the consummation of the transactions contemplated hereby or thereby, or (B) would not reasonably be expected to have a Material Adverse Effect;

           (b) result in the creation or imposition of any Lien upon any of the assets of any Acquired Entity (except for Permitted Liens); or

           (c) require a permit from, the approval, consent or authorization of, or the making by either Seller or any of the Acquired Entities of any declaration, filing or registration with, any Governmental Authority, except as provided in Section 5.1 or Section 6.2 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made (i) would not, individually or in the aggregate, materially impair the ability of the Sellers to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or prevent the consummation of the transactions contemplated hereby or thereby, or (ii) would not reasonably be expected to have a Material Adverse Effect.

      3.7 Financial Statements. Schedule 3.7 contains copies of the following: (i) the unaudited combined financial statements of the Company as of December 31, 2000; (ii) the audited combined financial statements of the Company for the year ended December 31, 1999; (iii) the unaudited combined financial statements of the Company for the two months ended on the Balance Sheet Date. ; and (iv) when issued, the audited combined financial statements of the Company for the year ended December 31, 2000. Such financial statements are collectively, referred to as the "Company Financial Statements." The Company Financial Statements have been prepared from and in accordance with the Books and Records of the Company, fairly present in all material respects the financial position and results of operations of the Company as of the dates and for the periods indicated, and have been prepared in accordance with GAAP (except as may be indicated on Schedule 3.7 or in such Company Financial Statements, including the notes thereto).

      3.8  Absence  of  Undisclosed  Liabilities.  Except  as  disclosed   in
 Schedule 3.8, the Company does not have any liabilities of any nature (whether known or unknown, accrued, absolute, contingent or otherwise) except for liabilities reflected or reserved against in the Company Financial Statements (including the notes thereto) and current liabilities incurred in the ordinary course of the Company's business since the Balance Sheet Date.

      3.9  .  [Intentionally omitted.]

      3.10 Absence of Certain Changes. Except as disclosed in Schedule 3.10 or as contemplated by Section 2.2, Section 5.2 or Section 5.11 hereof, since the Balance Sheet Date, the Acquired Entities have conducted their businesses only in the ordinary course of such businesses and:

           (a) neither CCN nor PW has (i) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock, or (ii) amended its articles of incorporation or by-laws;

           (b) the Company has not incurred any liabilities that under GAAP would be required to be reflected on a balance sheet for the Company (other than current liabilities incurred in the ordinary course of its business consistent with past practice);

           (c) the Company has not sold, assigned or transferred any of its assets or properties except dispositions or sales of inventory in the ordinary course of business;

           (d) the Company has not mortgaged, pledged or subjected to any Lien, any of the assets or properties of the Company other than (i) Permitted Liens, or (ii) Liens incurred in the ordinary course of business consistent with past practice on assets and properties of the Company having a fair value not exceeding $250,000 in the aggregate;

           (e) the Company has not suffered any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect;

           (f) except as contemplated by Schedule 3.14(h), neither Sellers nor the Company has entered into any employment, severance or termination agreement with any of the employees of the Company;

           (g) the Company has not made any change in its accounting principles, practices or methodologies;

           (h) the Company has not (A) made any increase in the rate of compensation payable to any of its employees, other than normal and customary increases consistent with past practice or increases that otherwise were required by the Company's obligations pursuant to applicable Law or Contracts in effect on the Balance Sheet Date, or (B) increased severance or termination obligations to any of its employees (except (i) increases that are the result of increases to an employee's underlying compensation that either (A) are not required to be disclosed pursuant to this Section 3.10(h) or (B) are disclosed in Schedule 3.10, and (ii) increases described in or contemplated by Schedule 3.14(h) hereto);

           (i) neither HCA, Holdings, nor the Company has entered into any agreement or arrangement, or made any other commitment (whether oral or written), to do any of the foregoing.

      3.11 Legal Proceedings, etc. There are no investigations, actions, suits or proceedings pending, or to the Knowledge of Sellers, threatened against HCA or any of its subsidiaries (including Holdings and any of the Acquired Entities) and, to the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any action, suit or proceeding, which, either individually or in the aggregate, if decided adversely, could reasonably be expected to (a) materially impair the ability of Sellers or any Acquired Entity to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them, or (b) prevent the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.11, there are no investigations, actions, suits or proceedings pending, or to the Knowledge of Sellers, threatened against HCA or any of its subsidiaries (including Holdings and any of the Acquired Entities) and, to the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any investigation, action, suit or proceeding which, either individually or in the aggregate, if decided adversely, could reasonably be expected to cause a Material Adverse Effect, nor is any Acquired Entity subject to any Court Order which, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.11 or as would not reasonably be expected to cause a Material Adverse Effect, (i) each of the Acquired Entities and each Affiliate of any Acquired Entity is, and at all times, since January 1, 1998 has been, in full compliance with all of the terms and requirements of each Court Order to which it, or any of the assets owned or used by it, is subject, and (ii) no Acquired Entity and no Affiliate of any Acquired Entity has received, at any time since January 1, 1998 any written notice or other written or, to the knowledge of Sellers, oral communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Court Order to which any Acquired Entity or any Affiliate of any Acquired Entity, or any of the assets owned or used by any Acquired Entity or such Affiliate, is or has been subject, except, in each case, with respect to a Person other than an Acquired Entity, as could not be reasonably expected, singularly or in the aggregate, to have a Material Adverse Effect. Except as otherwise disclosed in Schedule 3.11, neither HCA, Holdings nor any Acquired Entity has received written or, to the knowledge of Sellers, oral notice from any Governmental Authority that any Acquired Entity is the target of any investigation or proceeding by any Governmental Authority, nor to the Knowledge of Sellers is any such investigation or proceeding pending.

      3.12 Certain Contracts. Except as set forth in Schedule 3.12, the Company is not in default (nor would it be in default with notice or lapse of time or both as a result of events that have occurred) under any Contract, which default or defaults, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. The Company has made available to Purchaser customer lists and true and  complete forms  of all  material Contracts  relating to  those clients or suppliers of the Company the loss of which has had or would reasonably be expected to have a Material Adverse Effect. Prior to the Closing and subject to the provisions of Section 5.4(x) hereof, Sellers shall have made each of the following Contracts of the Company available to the Purchaser:

           (a) each Contract that involves performance of services or delivery of goods or materials by one or more Acquired Entity for one of their 20 largest customers based on revenue produced in 2000;

           (b) each Contract that involves performance of services or delivery of goods or materials by a vendor to one or more Acquired Entity and which involved expenditures in 2000 by one or more Acquired Entity of over $250,000;

           (c) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of one or more of the Acquired Entities in excess of $250,000;

           (d) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Company with any other Person;

           (e) each Contract containing covenants that in any way purport to restrict the business activity of any Acquired Entity or any Affiliate of an Acquired Entity or limit the freedom of any Acquired Entity or any Affiliate of any Acquired Entity to engage in any line of business or to compete with any Person;

           (f) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by any Acquired Entity to be responsible for consequential damages;

           (g) each Contract for capital expenditures since January 1, 2000 in excess of $50,000;

           (h)  each  written  warranty,   guaranty,  and/or  other   similar
 undertaking with respect to contractual performance extended by any Acquired Entity other than in the ordinary course of business; and

           (i) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

 Except as set forth in Schedule 3.12, each Contract required to be made available pursuant to this Section 3.12 is in full force and effect and is valid and enforceable in accordance with its terms. None of the Acquired Entities, and, to Sellers' knowledge, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, material modification or acceleration, under any such Contract. No party has repudiated any material term of any such Contract.

      3.13 Title to Property. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of the assets and properties used in or reasonably necessary for the conduct of its business; such assets and properties include all assets and properties reflected on the Company Financial Statements and all of the assets and properties purchased or otherwise acquired by the Company since the Balance Sheet Date, other than (a) current assets or properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, and (b) the Excluded Assets. None of such assets or properties are subject to any Liens (other than Permitted Liens).

      3.14 Employees; Labor Matters; Employee Benefit Plans; ERISA.

           (a) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending, or to the Knowledge of Sellers, threatened against the Company relating to its business, except for any such proceeding which has not had, or would not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of Sellers, there are no organization efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Knowledge of Sellers, threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work stoppage or lockout since January 1, 1998. Except to the extent a liability with respect thereto is included in the Reference Balance Sheet or the Closing Balance Sheet, the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and except to the extent a liability with respect thereto is included in the Reference Balance Sheet or the Closing Balance Sheet, the Company is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

           (b) Schedule 3.14(b) contains a list of (i) each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) and (ii) each other material Company Plan. Neither the Company, nor to the Knowledge of the Sellers, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Plan in any material respect, other than with respect to a modification, change or termination required by ERISA or the Code.

           (c) With respect to each Company Plan listed in Schedule 3.14(b), Sellers have delivered or prior to Closing will deliver to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each of the following, to the extent applicable:
 (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications provided over the past three years by any Acquired Entity to its employees concerning the extent of the benefits provided under such Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

           (d) Except as disclosed in Schedule 3.14(d), (i) each Company Plan has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust; (iii) no event has occurred and no condition exists that would subject any Acquired Entity, either directly or by reason of its affiliation with any Controlled Group Member, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations with respect to each Company Plan, or any pension plan that is maintained or sponsored by a Controlled Group Member, that is intended to be qualified within the meaning of Code Section 401(a); (iv) there have been no reportable events within the meaning of ERISA Section 4043, accumulated funding deficiencies within the meaning of ERISA Section 302 or Code
 Section 412 (whether or not waived), or PBGC liens imposed with respect to any Company Plan or any employee benefit plan subject to Title IV of ERISA that is sponsored or maintained by a Controlled Group Member; (v) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (vi) no "reportable event" (as such term is defined in ERISA Section 4043) has occurred with respect to any Company Plan that is subject to Title IV of ERISA; (vii) neither the Sellers, any of the Acquired Entities, nor, to the Knowledge of Sellers, any other party in interest or a disqualified person (as defined in Code Section 4975(e)(2)) has engaged in a "prohibited transaction" (within the meaning of ERISA
 Section 406 and Code Section 4975) with respect to any Company Plan for which there is no exemption under ERISA Section 408 or Code Section 4975;
 (viii) except as required by Title I, Part 6 of ERISA, no Company Plan provides retiree welfare benefits and no Acquired Entity has any obligations to provide any post-employment or retiree welfare benefits (ix) contributions required to be made under the terms of any of the Company Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company's most recent consolidated balance sheet filed prior to the date of this Agreement; (x) with respect to the Company Plans, no event has occurred and, to the Knowledge of Sellers, there exists no condition or set of circumstances in connection with which Company would reasonably be expected to be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Plans, ERISA, the Code or any other applicable law;
 (xi) neither the Company nor any Controlled Group Member has any liability under ERISA Section 502; (xii) in all material respects, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate governmental agency and all notices and disclosures have been timely provided to participants, (xiii) no excise tax could be imposed upon the Company under Chapter 43 of the Code;
 (xiv) the Company does not maintain, sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States; (xv) contributions required to be made under the terms of any of the Company Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company's most recent consolidated balance sheet filed prior to the date of this Agreement.

           (e) With respect to each of the Company Plans that is subject to Title IV of ERISA, as of the Closing Date, (i) the assets of each such Company Plan will be at least equal in value to the then current present value of the then current accrued benefits (vested and unvested) of the participants in such Company Plan on a termination basis, based on the actuarial methods and assumptions reported to the PBGC in the standard termination filing; (ii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of "current value" of "assets" accrued but unpaid contributions);
 (iii) the Company has made when due any "required installments" within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply; (iv) the Company is not required to provide security under
 Section 401(a)(29) of the Code; (v) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the PBGC; (vi) no filing has been made by the Company or any Controlled Group Member with the PBGC and no proceeding has been commenced by the PBGC to terminate any Company Plan and no condition exists which could constitute grounds for the termination of any such Company Plan by the PBGC.

           (f) There is no Multiemployer Plan under which any employee or any former employee of any Acquired Entity has any present or future right to benefits or under which any Acquired Entity or any of its subsidiaries has any present or future liability. The Company has not sponsored or contributed to or been required to contribute to a Multiemployer Plan.

           (g) With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened. Additionally, with respect to any Company Plan, no facts or circumstances exist that reasonably could give rise to any such actions, suits or claims that would reasonably be expected to have a Material Adverse Effect. Neither the Sellers nor any of the Acquired Entities has received any written or oral communication from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated hereby. No Company Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the PBGC or any other governmental authority.

           (h) Except as disclosed in Schedule 3.14(h), no Company Plan exists that could result in the payment to any present or former employee or director of any Acquired Entity of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any Acquired Entity or any of its subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

      3.15 Bank Accounts. Schedule 3.15 is a list of the names and locations of all financial institutions at which any Acquired Entity maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement (other than the Transfer Accounts), the name of the Acquired Entity that maintains each such account or arrangement and the number or other means of identification of each such account and arrangement.

      3.16 Taxes.

           (a) Sellers or members of the HCA Affiliated Group have duly filed or cause to be filed, or shall duly file or cause to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all Returns which are required to be filed on or before the Closing Date by or on behalf of the Acquired
 Entities. All such Returns are correct and complete in all material respects. All Taxes shown to be due on such Returns filed prior to the date hereof have been paid in full, and all Taxes shown to be due on such Returns filed after the date hereof will be paid in full within the time permitted under the Code or applicable Laws. There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes, if any, as are listed on Schedule 3.16 and are being contested in good faith through appropriate proceedings.

           (b) Except as set forth in Schedule 3.16, and except with respect to Tax liabilities of any member of the HCA Affiliated Group other than the Acquired Entities, (i) no deficiencies for Taxes have been claimed, proposed or assessed in writing by any Governmental Authority for which any of the Acquired Entities may have any liability, (ii) there are no pending or threatened audits, suits, proceedings, actions, investigations or claims for or relating to any liability in respect of Taxes of which Sellers have Knowledge, (iii) there are no matters under discussion by the Sellers with any Governmental Authorities with respect to Taxes that may result in additional amount of Taxes for which any of the Acquired Entities may have any liability and (iv) no power of attorney has been executed and is currently in force with respect to any Tax matter. None of the Acquired Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (c) Except as set forth on Schedule 3.16, none of the Sellers nor Acquired Entities (i) has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) with respect to the Acquired Entities or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset owned by the Acquired Entities; (ii) has agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year; or (iii) has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments with respect to the Acquired Entities that will not be deductible under Code
 Section 280G. Schedule 3.16 sets forth all elections of a material nature with respect to Taxes affecting any of the Acquired Entities which have been made since HCA acquired the Company.

           (d) None of the Acquired Entities has any liability for the Taxes of any Person other than the Acquired Entities or other members of the HCA Affiliated Group under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, pursuant to any Tax sharing agreement, indemnification arrangement, or similar contract or arrangement, or otherwise.

      3.17 Insurance. Schedule 3.17 includes a list of all insurance policies maintained by or for the benefit of any Acquired Entity, including fire and extended coverage and casualty, liability and other forms of insurance. Sellers shall use commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect until the Effective Time.

      3.18 Intellectual Property. Except as set forth in Schedule 3.18, each Acquired Entity owns or has the right to use (and following the Closing will continue to own or have the right to use) all patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights and licenses as are necessary to conduct its business as currently conducted (the "Intellectual Property"), free of all Liens except Permitted Liens. Except as set forth in Schedule 3.18, (a) to the Knowledge of Sellers, no infringement exists by any of the Acquired Entities on the intellectual property rights of any other Person that results in any way from the operations of the businesses of the Company, except such infringements which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (b) there has been no notice for a Claim against any of the Acquired Entities that its operations, activities or business infringe any intellectual property of any other Person. Except as set forth in Schedule 3.18, (i) no Court Orders or proceedings are pending, or to the Knowledge of Sellers, threatened, against any of the Acquired Entities that challenge the validity of, or such Acquired Entity's ownership of or right to use, any of the Intellectual Property, and (ii) to the Knowledge of Sellers, there is no infringing use of any of the Intellectual Property owned by any Acquired Entity by any other Person. Schedule 3.18 lists all registrations or applications therefor with regard to Intellectual Property. Schedule 3.18 lists all material software used by an Acquired Entity under license from a third party.

      3.19 Compliance with Laws. The Acquired Entities hold all Permits applicable to their respective businesses required by applicable Law (the "Company Permits"), except where the failure to obtain such Permits, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Acquired Entities are in compliance with the terms of the Company Permits, except for such failures to comply which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.19, the Acquired Entities are in compliance with all Laws of any Governmental Authority, except where the failure to comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      3.20 Environmental Conditions. Except as set forth in Schedule 3.20:

           (a) Each of the Acquired Entities is in material compliance with all Environmental Laws;

           (b) No Acquired Entity has stored any Hazardous Substances on any of the real property owned or leased by it (the "Real Property"), except Hazardous Substances necessary to the business of the Acquired Entities stored in material compliance with applicable Environmental Laws;

           (c) No Acquired Entity has disposed of or released any Hazardous Substances on any of the Real Property, except in such a manner as would not reasonably be expected to give rise to an Environmental Claim;

           (d) No Acquired Entity has received any written communication from a Governmental Authority or any other Person that alleges that such Acquired Entity is not in compliance with Environmental Laws or is otherwise subject to liability relating to Environmental Laws;

           (e) There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against any Acquired Entity; and

           (f) There have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances, that reasonably could form the basis of any Environmental Claim against any Acquired Entity, except Environmental Claims which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      3.21 Relationships with  Related  Parties.   Except  as  set  forth  in
 Schedule 3.21, no Seller or any Affiliate of Sellers (other than the Acquired Entities) owns, or since December 31, 1998 has had, any interest in any property (whether real, personal, or mixed whether tangible or intangible), used in or pertaining to the Acquired Entities' business. No Seller or any Affiliate of Sellers or of any of the Acquired Entities owns, or since December 31, 1998, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest (other than a de minimis interest) in, a Person (other than the Acquired Entities) that has (i) had business dealings or a material financial interest in any transaction with any Acquired Entity, or (ii) engaged in competition with any Acquired Entity with respect to any line of the products or services of such Acquired Entity (a "Competing Business") in any market presently served by the Acquired Entities. Except as set forth on Schedule 3.21, no Seller or any Affiliate of Sellers (other than an Acquired Entity) is a party to any Contract (other than a Hospital Provider Agreement or a Non-Hospital Provider Agreement) with, or has any claim or right against, any Acquired Entity (other than claims or rights arising under any Hospital Provider Agreement or Non-Hospital Provider Agreement or in connection with services provided by the Company to HCA and its Affiliates in the ordinary course of the Company's business). All Contracts set forth on Schedule 3.21 are currently in full force and effect, and HCA has not given termination notice to any Acquired Entity with respect to any such Contract. Except as set forth in Schedule 3.21, HCA and its Affiliates do not provide corporate services in any material respect to the Acquired Entities.

      3.22 Books and Records. The Books and Records of the Acquired Entities maintained since January 1, 1998 are complete and correct in all material respects and have been maintained in accordance with sound business practices and in material compliance with the requirements of
 Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Entities are subject to that section), including the maintenance of an adequate system of internal controls. The records contained in the minute books of the Acquired Entities with respect to actions taken after January 1, 1998 are accurate in all material respects.

      3.23 No Material Adverse Change. Between the Balance Sheet Date and the date of this Agreement, there has not been any material adverse change in the business, operations, properties, assets or financial condition of the Company, and to the knowledge of Sellers, no event has occurred during such period and no circumstances exist as of the date of this Agreement that would reasonably be expected to result in a Material Adverse Change.

      3.24 Non-Directed Use  of CCN  Network.   (a) Except  as set  forth  in
 Schedule 3.24 hereto, CCN does not have any group health arrangement with a Payor that permits the Payor (i) to use the CCN Network within a geographic area on other than an exclusive or a primary basis; or (ii) to access the CCN Network provider discounts on a non-directed basis. For purposes of this subsection (a), "non-directed basis" means that the Payors' covered individuals are not steered or directed to use CCN Network providers through financial incentives or other channeling tools, and "primary basis" means that the Payor may use the Company's network and another directed network in the same geographic area, provided that if both networks have provider contracts with the utilized hospital, the Company's network rate will be applied.

           (b) CCN does not have any workers compensation arrangement with a Payor that permits the Payor (i) to use the CCN Network within a geographic area on other than an exclusive basis or a primary basis or (ii) to access the CCN Network provider discounts on a non-directed basis. For purposes of this clause (b), "non-directed basis" means that the Payors' covered individuals are not channeled to a CCN Network provider through the use of electronic or hard copy provider directories, toll-free telephone numbers, work site posters, or adjuster and case management referral to network providers, and "primary basis" means that the Payor may use the Company's network and another directed network in the same geographic area, provided that if both networks have provider contracts with the utilized hospital, the Company's network rate will be applied.

      3.25 Certain Percentage Discounts.

           (a) The blended rate percentage discount off billed charges listed in Schedules 3.25 (a) and (b) hereto for the hospitals listed in such schedules are true and correct in all material respects for the period indicated thereon, except as set forth in such schedules.

           (b) The blended rate percentage discount off billed charges (or state fee schedule, if applicable) listed in Schedules 3.25 (c) and (d) hereto for the hospitals listed in such schedules are true and correct in all material respects for the period indicated thereon.

           (c) The blended rate percentage discount off billed charges (or state fee schedule, if applicable) listed in Schedules 3.25 (e) and (f) hereto for providers in the states listed in such schedules are true and correct in all material respects for the period indicated thereon and for the claims processed during such period, except as set forth in such schedules.

      3.26 Brokers. Except for Merrill Lynch & Co., neither HCA nor any of its subsidiaries (including any of the Acquired Entities) has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. The Acquired Entities do not have, and following the Closing the Acquired Entities will not have, any financial obligation to Merrill Lynch & Co. in connection with the transactions contemplated by this Agreement.

      3.27 Company Providers. (a) Schedule 3.27(a) contains a list of all hospitals (each a "Hospital") contractually obligated to provide health care services at negotiated rates to enrolled members of payors that have contracted with CCN (such contractual obligations, the "Hospital Provider Agreements"). The term "Hospitals" does not include hospitals which are contractually obligated to provide the services described in this Section 3.27(a) pursuant to contracts with networks leased by CCN. Such list is true, complete and correct in all material respects as of the date of such report.

           (b) Schedule 3.27(b) contains a list of all group health physicians and other professionals, free-standing centers, home health agencies, surgery centers, medical laboratories and other non-Hospital health care providers ("Non-Hospital Providers") contractually obligated to provide health care services at negotiated rates to enrolled members of payors that have contracted with CCN (such contractual obligations, the "Non-Hospital Provider Agreements"), in CD-Rom format, produced from the CCN provider database as of May 17, 2001. Sellers make no representations or warranties with respect to the accuracy of such list. Within 10 Business Days of the date hereof, Sellers agree to cause the Company to deliver, in CD-Rom format, a list of all Non-Hospital Providers for group health, workers compensation and auto networks, which reflect changes for duplicate and erroneous data. Such list will be true, complete and correct in all material respects as of the date of such report. The term "Non-Hospital Providers" does not include any health care providers described in this
 Section 3.27(b) which are contractually obligated to provide the services described in this Section 3.27(b) pursuant to contracts with networks leased by CCN. Each Hospital Provider Agreement and, to the Knowledge of Sellers, each Non-Hospital Provider Agreement, is in full force and effect and is valid and enforceable in accordance with its terms. None of the Acquired Entities, and, to Sellers' Knowledge, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, modification or acceleration, under any Hospital Provider Agreement. No party has repudiated any term of any Hospital Provider Agreement. CCN is the contracting party to all Hospital Provider Agreements and Non-Hospital Provider Agreements.


                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Sellers as follows:

      4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

      4.2  Corporate Authorization.

           (a) The execution, delivery and performance by Purchaser of this Agreement and the other agreements to be entered into by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby are within Purchaser's corporate powers, are not in contravention of the terms of Purchaser's Certificate of Incorporation or Bylaws, and have been duly authorized and approved by the board of directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize Purchaser's execution, delivery and performance of this Agreement or the other agreements to be entered into by Purchaser pursuant to this Agreement.

           (b) This Agreement has been duly and validly executed and delivered by Purchaser, and as of the Closing, the other agreements to be entered into by Purchaser pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by HCA, Holdings and any other unaffiliated entity that is a party thereto), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

      4.3 No Conflicting Agreements; Consents. Neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Purchaser pursuant to this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

           (a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (i) the Certificate of Incorporation or Bylaws of Purchaser, (ii) any Contract (substituting the term "Purchaser" for the phrase "Acquired Entities" in the definition thereof), except such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or would not prevent the consummation of the transactions contemplated hereby or thereby, (iii) any Court Order to which Purchaser is a party or by which Purchaser is bound, or (iv) any requirements of Law affecting Purchaser, except such violations, conflicts, breaches or defaults of such requirements of Laws which, either individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or which would not prevent the consummation of the transactions contemplated hereby or thereby; or

           (b) require a permit from, the approval, consent or authorization of, or the making by Purchaser of any declaration, filing or registration with, any Governmental Authority, except as provided in Section 6.2 or
 Section 5.1 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not, either individually or in the aggregate, materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or prevent the consummation of the transactions contemplated hereby or thereby.

      4.4 Legal Proceedings, etc. There are no actions, suits or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser which, either individually or in the aggregate, would materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or could reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby.

      4.5 Brokers. Except for Salomon Smith Barney Inc. ("SSB"), Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

      4.6  Investment Representations.

           (a) Purchaser is acquiring the Shares for its own account and not with a view to the distribution thereof within the meaning of the Securities Act.

           (b) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Shares and to understand the risks of, and other considerations relating to, its purchase of the Shares.

           (c) Purchaser is aware that as of the Closing Date, the Shares, the CCN Subsidiary Shares and the PW Subsidiary Shares will not have been registered under the Securities Act or any state's securities laws. Purchaser further understands that the certificates representing the Shares, the CCN Subsidiary Shares and the PW Subsidiary Shares will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state's securities laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities laws.


                                  ARTICLE V
                             COVENANTS OF SELLERS

      5.1 Regulatory Approvals. Sellers will, and will cause the Acquired Entities to, (a) use commercially reasonable efforts to obtain, as promptly as practicable, each of the Permits, approvals, authorizations and clearances of Governmental Authorities that are or should be listed in
 Schedule 5.1 hereto, and to make the filings and declarations with Governmental Authorities that are or should be listed in Schedule 5.1 hereto as promptly as practicable after the date hereof (except with respect to the filings pursuant to the HSR Act, which shall be filed by the date set forth below), (b) provide such information and communications to applicable Governmental Authorities that are necessary in connection with the foregoing or in connection with the Purchaser's obtaining any Permits, approvals, authorizations and clearances of Governmental Authorities or making any filings or declarations with Governmental Authorities in accordance with
 Section 6.2 as such Governmental Authorities or Purchaser may reasonably request, and (c) cooperate with Purchaser in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that Purchaser is required to obtain pursuant to Section 6.2. Additionally, Sellers will use commercially reasonable efforts to make a filing and to assist Purchaser in making its filing of a pre-merger notification report form pursuant to the HSR Act on or before May 29, 2001.

      5.2 Conduct Prior to the Closing. On or after the date hereof and prior to the Closing, except as disclosed in Schedule 5.2 hereto or otherwise consented to or approved in writing by an authorized officer of
 Purchaser:

           (a) Sellers shall not act or omit to act, and shall cause the Acquired Entities not to act or omit to act, otherwise than in accordance with the following:

                (i)  None  of   the  Acquired   Entities  shall   amend   its
 Certificate of Incorporation or Bylaws;

                (ii) No change  shall be  made in  the  number of  shares  of authorized or issued capital stock (or other authorized capital) of any of the Acquired Entities; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by any of the Acquired Entities relating to the capital stock or other securities of such Acquired Entity; nor shall any of the Acquired Entities issue, grant or sell any securities or obligations convertible into or exchangeable for shares of its capital stock, nor shall any Seller enter into or permit any of the Acquired Entities to enter into any other agreement with respect to any capital stock of such Acquired Entity or any security convertible into or relating to any capital stock of any of the Acquired Entities;

                (iii) Neither CCN nor PW shall declare or pay dividends or make any other distributions in respect of its capital stock, except as provided in Section 2.2 or 5.7;

                (iv) Sellers will not change or permit any change to be made in any accounting policy, practice or method of the Company;

                (v) The Acquired Entities will not (A) incur any indebtedness for borrowed money, other than intercompany indebtedness which will be forgiven at Closing in accordance with Section 5.11 hereof; (B) assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any Person other than another Acquired Entity; (C) make any loans, advances or capital contributions to, or investments in, any other Person; or (D) make any commitments to do any of the foregoing; and

                (vi) Except as contemplated by the Affiliation Agreement, the Acquired Entities will not renegotiate in any manner adverse to them the terms of their provider agreements with HCA or any of its Affiliates.

           (b) Sellers shall use commercially reasonable efforts not to act or omit to act, and shall cause the Acquired Entities to use commercially reasonable efforts not to act or omit to act, otherwise than in accordance with the following:

                (i) The business operations, activities and practices of the Acquired Entities shall be conducted consistent with the ordinary course of business and in conformity with past practice;

                (ii) The respective business organizations of the Acquired Entities will be preserved intact, and the services of the present employees, agents and representatives of the Acquired Entities will be kept available for Purchaser (except with respect to those employees or relationships terminated for cause); and

                (iii) The relationships with, and the goodwill of, the customers and employees of the Acquired Entities and others having business relations with the Acquired Entities will be preserved.

      5.3 Employee Matters. Pending the Closing, except as otherwise consented to or approved in writing by an authorized officer of Purchaser or as otherwise provided in Schedule 5.3(a) hereto, Sellers will cause the Company not to (a) make any increase in the rate of compensation payable to any of its employees, other than increases that otherwise may be required by the Company's obligations pursuant to the Contracts listed in Schedule 3.14(h) or applicable Law, (b) increase severance or termination obligations to any of its employees (except (i) increases that are the result of increases to an employee's underlying compensation that are permitted under this Section 5.3, and (ii) increases described in or contemplated by
 Schedule 3.14(h) hereto), (c) enter into any employment, consulting, severance or termination agreement with any of its employees, or (d) except as contemplated by Schedule 3.14(h) hereto and by Section 6.9 hereto, amend or terminate any Company Plan or adopt or enter into any new plan or agreement that would be a Company Plan if it existed on the date hereof.

      5.4  Investigation by Purchaser.

           Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Sellers will provide Purchaser and its counsel, accountants and other representatives with reasonable access during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants and Books and Records of any Acquired Entity and will furnish or make available to Purchaser and such representatives during such period all such information and data (including, without limitation, copies of Contracts) concerning the business, operations or affairs of any Acquired Entity in the possession of any Seller or any Acquired Entity or under their control as Purchaser or such representatives reasonably may request; provided, however, such investigation shall be coordinated through persons as may be designated in writing by HCA for such purpose. Purchaser's right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of the Company. In this regard, Purchaser agrees that such inspection shall not take place, and no employees or other personnel of the Company shall be contacted by Purchaser's representatives, without first coordinating such contact or inspection with Jeffrey D. Stone, Vice President of HCA, R. Blaine Faulkner, Senior Vice President, Strategic Planning and Development of CCN, any of the officers of the Company listed in the definition of the term "Knowledge of Sellers," or their designee. Notwithstanding the foregoing, Purchaser understands that (x) litigation and other materials (including internal/external legal audit letters or reviews, patient records and similar patient information, PRO information, National Data Bank reports, peer and quality review information and other physician-specific confidential information, and all information relating to the governmental investigation of HCA) that are deemed privileged or confidential by Sellers and materials which Sellers may not disclose without violating confidentiality agreements with third parties will not be made available to Purchaser, and (y) except for information that Sellers have agreed to deliver (or cause the Company to deliver) in accordance with this Agreement, Sellers shall not be obligated to generate or produce information in any prescribed format not customarily produced by Sellers unless the generation or production thereof, either individually or in the aggregate, shall not be unduly burdensome, monetarily or otherwise, to Sellers or the Company and shall not interfere unreasonably with the operation of the Company.

      5.5 Financial Statements and Reports. As soon as practicable following the end of each month (and each fiscal year) from and after the date hereof and prior to the Closing Date, Sellers will deliver to Purchaser true and complete copies of the unaudited balance sheets and the related unaudited statements of income of the Company (on a consolidated basis) for each month (and each fiscal year) then ended, which financial statements shall have been prepared from and in accordance with the Books and Records of the Company, and which shall fairly present, in all material respects, the financial position and results of operations of the Company, as of the date and for the period indicated.

      5.6 Closing Conditions. Sellers will use their commercially reasonable efforts to cause each of the conditions set forth in Article VII to be satisfied as soon as reasonably practicable, but in all events on or prior to June 29, 2001.

      5.7 Transfer of Assets. From and after the date hereof and until the Closing, Sellers shall cause the Company not to sell or dispose of any of its assets or properties without the prior written consent of Purchaser, except for (a) dispositions of the Excluded Assets as contemplated by
 Section 2.2, or (b) dispositions or sales of inventory in the ordinary course of business. Notwithstanding the foregoing or the provisions of
 Section 5.2(a)(iii), the Company may pay dividends or make distributions of current assets in respect of its capital stock.

      5.8 Encumbrances. From and after the date hereof and until the Closing, Sellers shall not permit the Company to enter into or assume any mortgage, pledge, conditional sale or other title retention agreement or permit any Lien to attach upon any of its assets, whether now owned or hereafter acquired, except for (i) Permitted Liens, or (ii) Liens incurred in the ordinary course of business and in conformity with past practice on assets and properties of the Company having an original cost or fair value (whichever is less) not exceeding $250,000 in the aggregate.

      5.9 Condition of Assets. From and after the date hereof and until the Closing, Sellers shall use commercially reasonable efforts, and shall cause the Company to use commercially reasonable efforts, to maintain and keep in good order, subject to ordinary wear and tear, all leasehold improvements, inventory, machinery, equipment and other tangible personal property owned or leased by the Company and used in connection with the operation of the Company's business. Subject to the compliance by HCA and Holdings with the obligations set forth in the preceding sentence, Purchaser acknowledges that it will take possession and ownership of such assets and properties of the Company by operation of its purchase of the Shares pursuant to this
 Agreement AS IS, WHERE IS AND WITH ALL FAULTS. ALL OTHER WARRANTIES WITH RESPECT TO SUCH ASSETS AND PROPERTY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES REGARDING HABITABILITY OR FITNESS FOR HABITATION, ARE EXPRESSLY DISCLAIMED; provided, however, that the foregoing shall not limit any of the representations or warranties that Sellers expressly make in this Agreement.

      5.10 Consultative Process. From and after the date hereof and until the Closing, Purchaser shall designate an individual or individuals whom Sellers may contact during normal business hours for the purpose of approving actions or transactions for which the consent of Purchaser is required under this Agreement. The written approval of a designated individual as contemplated in this Section 5.10 shall constitute the consent of Purchaser to the transaction or action so approved. Unless and until Purchaser gives written notice to the Sellers to the contrary, such designated individuals shall be Joseph E. Whitters, Vice President, Finance and Chief Financial Officer.

      5.11 Intercompany Accounts. Except as otherwise provided in this Agreement, including without limitation Section 2.2, and except as otherwise provided in Schedule 5.11, at or prior to the Closing, (a) all indebtedness and other amounts (i) owed by HCA, Holdings, or any of their Affiliates (other than an Acquired Entity) to an Acquired Entity or (ii) owed by an Acquired Entity to HCA, Holdings, or any of their Affiliates (other than an Acquired Entity) shall be paid, canceled or eliminated (whether or not then due), and (b) all Liens relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record and (c) all arrangements calling for the transfer of funds by any Acquired Entity in connection with HCA's cash management program shall be terminated as of the Closing. Except as set forth in the Reference Balance Sheet, as of the Balance Sheet Date, there were no intercompany account balances between the Company, on one hand, and HCA, Holdings or their Affiliates, on the other hand.

      5.12 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, Sellers agree that neither Sellers nor any Affiliate thereof nor any of their respective officers, directors or representatives will, (a) negotiate with any other Persons with respect to a sale, merger, consolidation, reorganization or other business combination pursuant to which the stock, assets or business of any Acquired Entity would be combined with that of, or sold to, any acquirer or any other business or entity (except as contemplated by Section 2.2); (b) solicit or respond to any offers, bids, negotiations or inquiries with respect to the same; (c) furnish any information with respect to the business, activities, operations, assets or liabilities of the Company, or other similar matters, to any Persons whatsoever (other than as described in this Agreement) with respect to the foregoing; nor (d) proceed or continue with negotiations in respect of the foregoing which may be in progress as of the date of this Agreement.

      5.13 Resignations. Sellers shall obtain the written resignations of all directors and officers of the Acquired Entities as are requested by Purchaser not less than ten days in advance of the Closing, such resignations to be effective as of the Effective Time. To the extent that any such officer or director is also an employee of an Acquired Entity, such resignation shall be applicable only to the Person's position as an officer or director and not to such Person's employment.

      5.14 Provider Agreement Delivery. (a) Sellers shall cause the Company to use commercially reasonable efforts to index and make available for Purchaser's inspection at CCN's headquarters all of the Hospital Provider Agreements on or before the Closing Date.

                (b) Sellers shall cause the Company to use commercially reasonable efforts to index and make available for Purchaser's inspection and statistical sampling at the Company's facilities substantially all of the Non-Hospital Provider Agreements. The parties agree that if a statistically significant sampling of the Non-Hospital Provider Agreements indicates that 95% or more of such Non-Hospital Provider Agreements are at the Company's facilities, Sellers shall have satisfied their obligation under this Section 5.14(b).


                                  ARTICLE VI
                  COVENANTS OF PURCHASER; CERTAIN ADDITIONAL
                           COVENANTS OF THE PARTIES

      6.1 Confidentiality. Purchaser acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement by the parties hereto until the Closing shall have occurred and that all information provided to Purchaser or its "Representatives" or "Other Recipients" (as such terms are defined in the Confidentiality Agreement) in accordance with this Agreement shall be considered "Evaluation Material" (as such term is defined in the Confidentiality Agreement) except as otherwise provided in the Confidentiality Agreement. Notwithstanding the foregoing, the provisions of the Confidentiality Agreement set forth in
 Schedule 6.1 hereto shall not survive the parties' execution and delivery hereof, but the deletion of such provisions shall not affect the remainder of the Confidentiality Agreement.

      6.2 Regulatory Approvals. Purchaser will (a) use commercially reasonable efforts to obtain, as promptly as practicable, all Permits, approvals, authorizations and clearances of Governmental Authorities that are or should be listed in Schedule 6.2 hereto and to make the filings and declarations with Governmental Authorities that are or should be listed in
 Schedule 6.2 hereto as promptly as practicable after the date hereof (except with respect to the filings pursuant to the HSR Act, which shall be filed by the date set forth below), (b) provide such information and communications to applicable Governmental Authorities as is necessary in connection with the foregoing or in connection with Sellers' obtaining any of the Permits, approvals, authorizations and clearances of Governmental Authorities or making any filings or declarations with Governmental Authorities in accordance with Section 5.1 as such Governmental Authorities or any Seller may reasonably request, and (c) cooperate with Sellers in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that Sellers are required to obtain or make pursuant to Section 5.1. Additionally, Purchaser will use commercially reasonable efforts to make a filing, and to assist the Sellers in making their filing, of a pre-merger notification report form pursuant to the HSR Act on or before May 29, 2001.

      6.3  Books and Records. Until  six months after the  later to occur  of
 (a) the final adjudication of any dispute or investigation involving Taxes arising out of the business, operations or affairs of the Company before the Effective Time, (b) the final adjudication of any matter for which Sellers may be required to indemnify or hold harmless Purchaser, the Company or any Purchaser Indemnitee pursuant to the terms of this Agreement, or (c) the running of applicable statutes of limitations, Purchaser will maintain all Books and Records of the Company that relate to the pre-Closing business, operations, assets and properties of the Company, and shall give Sellers full and complete access during regular business hours to all such records to the fullest extent reasonably required to enable Sellers to satisfy their respective obligations hereunder or under applicable law. In addition to the following, Purchaser shall not, without 90 days prior written notification (a "Destruction Notice") to Sellers, destroy any pre-Closing Books and Records of the Company. Following Sellers' receipt of a Destruction Notice, if Sellers advise Purchaser in writing within such 90 day period, Purchaser will promptly deliver the applicable Books and Records to Sellers.

      6.4 Closing Conditions. Purchaser will use its commercially reasonable efforts to cause the conditions set forth in Article VIII hereof to be satisfied as soon as reasonably practicable, but in all circumstances prior to June 29, 2001.

      6.5 Employee Matters. As of the Effective Time, the employees of the Company shall continue employment with the Company in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by Section 6.6, by applicable law or by any Employment Contract described in Schedule 3.14(h), the Company shall not be obligated to continue any employment relationship with any employee for any specific period of time. As of the Effective Time, Purchaser shall provide benefits to employees of the Company which are substantially similar to the benefits provided to similarly situated employees of Purchaser and its subsidiaries. To the extent any employee benefit plan, program or policy of Purchaser or its affiliates is made available to the employees of the
 Company: (i) service with the Company by any employee prior to the Effective Time shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Purchaser shall use its commercially reasonable efforts to cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company for their employees prior to the Effective Date.

      6.6 WARN Act Compliance. For at least 91 days following the Effective Time, Purchaser will cause the Company to continue the employment of a legally sufficient number of employees at each "single site of employment" (and at each "facility" and "unit" within each "single site of employment") so that the Company shall not be deemed to have effected a "plant closing" or "mass layoff" under the provisions of the WARN Act. All quoted terms used in this Section 6.6 and not defined herein shall have the meanings ascribed to such terms under the WARN Act.

      6.7  Tax Matters.

           (a) Termination of Existing Tax Sharing Agreements. All tax sharing agreements or similar arrangements with respect to or involving the Acquired Entities shall be terminated effective as of the Effective Time.

           (b)  Payment of Taxes.

                (i) Sellers shall prepare and file, or cause to be prepared and filed, all Returns of or which include any of the Acquired Entities (including any amendments thereto) with respect to any taxable period ending at or prior to the Effective Time (a "Pre-Closing Period"). Such Returns shall be prepared in a manner consistent with past practices. Sellers shall provide Purchaser with copies of all Returns upon the request of Purchaser. Notwithstanding anything to the contrary in this Agreement, Sellers shall pay (A) any and all Taxes imposed on or with respect to any Acquired Entity for a Pre-Closing Period (including, without limitation, any Taxes imposed on any Acquired Entities as a result of having been (or ceasing to be) a member of the HCA Affiliated Group, and any Taxes that are determined by income or earned surplus attributable to a Pre-Closing Period), and (B) any and all Taxes of any Person (other than the Acquired Entities) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, pursuant to any Tax sharing agreement, indemnification agreement, or similar contract or arrangement, or otherwise. Purchaser shall prepare and file, or cause to be prepared and filed, all Returns of or which include any of the Acquired Entities and shall pay all Taxes or Other Taxes of any of the Acquired Entities for all taxable periods other than a Pre-Closing Period, except to the extent provided in the preceding sentence and in paragraph (ii) below.

                (ii) For purposes of the immediately preceding paragraph (i) and this paragraph (ii), if, for federal, state or local tax purposes, the taxable period of an Acquired Entity that includes the Effective Time does not terminate at the Effective Time (a "Straddle Period"), the parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any such Straddle Period as a short taxable period ending as of the Effective Time and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made then, for purposes of this Agreement, Taxes with respect to the Acquired Entities for the Straddle Period shall be allocated to the Pre-Closing Period using an interim closing-of-the-books method that complies with Treas. Reg. Section 1.1502-76(b)(2)(i) (assuming that such taxable period ended at the Effective Time) and treating such period as a Pre-Closing Period for purposes of this Agreement, except that (A) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per diem basis, and (B) real property taxes shall be allocated in accordance with
 Section 164(d) of the Code. In the case of any Straddle Period described in the preceding sentence, Purchaser shall provide Sellers and their authorized representatives with copies of the completed Return for such period and a statement certifying the amount of Taxes shown on such Return that are chargeable to Sellers (the "Tax Statement") at least 30 days prior to the due date for the filing of such Return (including any extension thereof), and Sellers and their authorized representatives shall have the right to review and comment on each such Return and Tax Statement prior to the filing of such Return. Sellers and Purchaser agree to consult and resolve in good faith any issues arising as a result of the review of such Return and Tax Statement by Sellers or their authorized representatives and to mutually consent to the filing of such Return. If the parties hereto are unable to resolve any dispute within ten business days prior to the due date for filing of the Return in question (including any extension thereof), the parties shall jointly request the Selected Accounting Firm to resolve any issue in dispute as promptly as possible. If the Selected Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including extensions) for the filing of the Return in question, the Purchaser and the Acquired Entities, as the case may be, may file such Return without the consent of Sellers, subject, however, to the obligation thereafter to file an amended Return reflecting the final decision of the Selected Accounting Firm (which decision shall be rendered prior to the expiration of the period during which an amended Return may validly be filed with respect to the applicable taxable period). Not later than five days before the due date (including any extensions thereof) for payment of Taxes with respect to such Return, Sellers shall pay to Purchaser an amount equal to the Taxes shown on the Tax Statement as being chargeable to Sellers pursuant to this paragraph (ii). If Sellers have disputed such amount, appropriate adjustments shall be made to the amount paid by Sellers in order to reflect the decision of the Selected Accounting Firm in immediately available funds not later than five days after such decision has been rendered.

           (c)  Refunds and Tax Benefits.

                (i) Purchaser shall pay to Sellers, within 30 days of receipt, any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser or any member of the Purchaser Affiliated Group of Taxes relating to any Pre-Closing Period or portions of Straddle Periods at or before the Effective Time. Purchaser shall, if Sellers so request, cause the relevant Acquired Entity (or other relevant member of the Purchaser Affiliated Group) to file for any refund or credit to which Seller reasonably believes it is entitled pursuant to this Section 6.7(c). Any Proceeding with respect to such a claim shall be governed by the provisions of this Section 6.7, including the provisions of Section 6.7(e).

                (ii) Purchaser and each Acquired Entity shall make an election under Section 172(b)(3) of the Code to relinquish the entire carry back period with respect to any net operating loss attributable by such Acquired Entity in any taxable period beginning at or after the Effective Time that could be carried back to a Pre-Closing Period. Neither Sellers nor any member of the HCA Affiliated Group shall be required to pay to Purchaser or any Acquired Entity any refund or credit of Taxes that results from the carry back to any Pre-Closing Period of any net operating loss, capital loss or tax credit attributable by any Acquired Entity in any taxable period beginning at or after the Effective Time.

           (d)  Cooperation.

                (i) Sellers, on the one hand, and Purchaser and the Acquired Entities, on the other hand, agree to furnish or cause to be furnished to each other or their respective representatives, upon request, as promptly as practicable, such information and assistance (including access to Books and Records) relating to the Acquired Entities as is reasonably necessary for the preparation of any Return, claim for refund, audit or similar matter, or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes or Other Taxes.

                (ii) Except as otherwise provided in Section 6.7(b)(ii), if Sellers and Purchaser disagree as to the matters governed by this Section 6.7, Sellers and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within 15 days after either party asserts in writing that such dispute cannot be resolved, the Selected Accounting Firm shall act as an arbitrator to resolve such disagreement. The Selected Accounting Firm's determination shall be binding and conclusive, and any expenses relating to the engagement of such Selected Accounting firm shall be shared equally by Sellers and Purchaser.

           (e) Post-Closing Audits and Other Proceedings. In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Sellers are or may be liable pursuant to this Agreement (other than a Proceeding relating to Taxes for a Straddle Period), Purchaser shall promptly notify Sellers in writing of any such Proceeding, and Purchaser shall timely execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions desired by Sellers with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which Sellers are liable pursuant to this Agreement. Sellers shall have the sole right to control any such Proceedings, (including any Proceedings to initiate claims for refunds of or credits with respect to any Taxes for which Sellers are liable pursuant to this Agreement and that Sellers believe are available) including the right to initiate any claim for refund or credit, file any amended Return or take any other action that it deems appropriate with respect to such Taxes (or refunds or credits). All costs and expenses incurred in connection with any such Proceeding shall be borne by Sellers, and Purchaser and the Acquired Entities shall be reimbursed by Sellers for any and all reasonable direct costs and expenses incurred by them in connection with such Proceeding. Sellers shall keep Purchaser informed of all material developments and events relating to such Proceeding and will not settle any Proceeding without Purchaser's prior written consent. In the event that Purchaser's consent is withheld, Purchaser will assume the control, costs and expenses of the Proceeding. If such Proceeding is ultimately resolved by payment of an amount in excess of the amount in the original settlement proposal (or receipt of a refund in an amount less than the amount in the original settlement proposal), Purchaser will pay the amount of such excess (or shall pay Sellers the amount of such refund shortfall). If such Proceeding is ultimately resolved by payment of an amount less than the amount of the original settlement proposal (or a refund or credit in an amount greater than the original settlement proposal), Sellers will reimburse Purchaser for its costs and expenses to the extent of such difference. Notwithstanding the foregoing, Sellers and Purchaser shall jointly control all Proceedings in connection with (i) any Tax claim relating to Taxes of any Acquired Entity for a Straddle Period and (ii) any Tax claim that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Purchaser or the Acquired Entities for any taxable periods including or ending after the Closing Date. HCA shall, upon Purchaser's request and at Purchaser's sole cost, provide Purchaser with copies of filings made in proceedings that relate to CCN Taxes and the corresponding statements or reports made by Governmental Authorities with respect to such Taxes.

           (f) Timing Adjustments. In the event that a final determination (which shall include the execution of a Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Sellers' liability for Taxes pursuant to
 Article VI or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser's liability for Taxes or Other Taxes pursuant to Article VI, Sellers or Purchaser, as the case may be, shall promptly make payments to Purchaser or Sellers as and when Purchaser or Sellers, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local income tax purposes, shall be computed for any year using the Purchaser's or Sellers', as the case may be, actual tax liability with and without giving effect to such timing difference.

      6.8  Tax Indemnification.

           (a) Sellers shall indemnify, defend and hold Purchaser and the Acquired Entities harmless from and against any and all Damages for (i) Taxes imposed on or with respect to any Acquired Entity for a Pre-Closing Period (including, without limitation, any Taxes imposed on any Acquired Entities as a result of having been (or ceasing to be) a member of the HCA Affiliated Group, and any Taxes that are determined by income or earned surplus attributable to a Pre-Closing Period) and (ii) Taxes of any Person (other than the Acquired Entities) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, pursuant to any Tax sharing agreement, indemnification agreement, or similar contract or arrangement, or otherwise. Notwithstanding the foregoing, Sellers shall not indemnify, defend or hold harmless Purchaser and the Acquired Entities from and against any and all Damages for Taxes attributable to any action taken (which would otherwise give rise to a Tax indemnity payment by Sellers) after the Effective Time by Purchaser or the Acquired Entities (other than any such action required by Law or expressly required or otherwise expressly contemplated by this Agreement or with the written consent of Sellers) (a "Purchaser Tax Act'').

           (b) Purchaser shall indemnify, defend and hold Sellers and the HCA Affiliated Group harmless from and against any and all Damages for (i) Taxes or Other Taxes of any of the Acquired Entities for any period beginning on or after the Effective Date, except to the extent Sellers are otherwise required to indemnify Purchaser for such Taxes pursuant to Section 6.8(a), and (ii) Taxes attributable to a Purchaser Tax Act.

           (c) The amount of any Taxes or Other Taxes for which indemnification is provided under this Section 6.8 shall not be (A) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder or (B) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Taxes. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for United State federal income tax purposes.

           (d)  Any indemnity payment  required to be  made pursuant to  this
 Section 6.8 shall be paid within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes or Other Taxes are required to be paid to the relevant Governmental Authority (including estimated Tax payments).

           (e)  In no  event  shall  the indemnities  provided  for  in  this
 Section 6.8 be subject to the provisions of Section 9.4 of this Agreement.

      6.9 Management Incentive Plan. Sellers represent and warrant to Purchaser that the terms of the Company's Management Incentive Plan for the year 2001 are identical to the terms of the Company's prior Management Incentive Plan; provided, however, that the aggregate potential liability under such plan with respect to 2001 and the incentive goals for participants in the plan for 2001 are different than those for the prior plan. Based on such representation and warranty, Purchaser agrees that it will cause the Company's Management Incentive Plan to remain in effect without amendment except as contemplated hereby through the Company's fiscal year ending December 31, 2001, and to cause the Company to make all payments required thereunder. Purchaser acknowledges that such plan will be amended on or prior to the Closing Date to permit a person to receive a pro rata bonus for 2001 if such person (a) otherwise would be eligible to receive a bonus payment, and (b) is terminated as an employee of the Company between (and including) the Closing Date and December 31, 2001 under circumstances that would entitle such person to severance.

      6.10 Severance Policy. Purchaser agrees that it will cause the Company's severance policies to remain in effect without amendment until the date which is nine months after the Closing Date and to cause the Company to make all payments required thereunder.

      6.11 Collection of Accounts Receivable. (a) Within thirty (30) days following the first anniversary of Closing, Purchaser shall deliver to HCA a schedule (the "Adjusted Collection Short-Fall Schedule") setting forth Purchaser's determination of the Adjusted Collection Short-Fall Payment.

           (b) HCA may object to any of the information or computations contained in the Adjusted Collection Short-Fall Schedule which could affect the Adjusted Collection Short-Fall Payment. Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Purchaser within 30 days following delivery of the Adjusted Collection Short-Fall Schedule to HCA. To the extent that HCA does not so object within such 30 day period, the Adjusted Collection Short-Fall Schedule, as delivered to HCA, shall be considered final and binding upon the parties. In the event that HCA and Purchaser are unable to resolve a dispute or disagreement set forth in a written objection pursuant to this Section 6.11 within 30 days of Purchaser's receipt of such objections, either party may elect, by written notice to the other party, to have all such disputes or disagreements resolved by the Selected Accounting Firm. The Selected Accounting Firm shall determine the Adjusted Collection Short-Fall Payment, which determination of the Selected Accounting Firm shall be final and binding upon the parties. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days after submission of the Adjusted Collection Short-Fall Schedule and HCA's written objections to it and, in any case, as soon as practicable after such submission. The parties will cooperate fully with the Selected Accounting Firm, and shall cause the Company to cooperate fully with the Selected Accounting Firm, in connection with its determination of the Adjusted Collection Short-Fall Payment and calculation of the Adjusted Collection Short-Fall Payment. The costs and expenses for the services of the Selected Accounting Firm shall be borne equally by Purchaser and HCA.

           (c) Within ten days after the Adjusted Collection Short-Fall Payment is agreed upon or otherwise finally determined pursuant to Section 6.11(b), HCA shall pay Purchaser cash (by wire transfer of immediately available funds) in the amount of the Adjusted Collection Short-Fall Payment.

           (d) Purchaser shall use commercially reasonable efforts to collect the Closing Date Receivables. Purchaser will use no lesser efforts with respect to the collection of Closing Date Receivables than the Company has historically used with respect to the collection of similarly aged accounts receivable generated by the Company. Neither the Company nor Purchaser shall adjust the amount of, or settle below face amount of, any Closing Date Receivable in a manner that is inconsistent with the manner that the Company has historically used with respect to receivables it has generated without HCA's prior written approval, which approval shall not be unreasonably withheld.

           (e) Simultaneously with the delivery to Purchaser of the Adjusted Collection Short-Fall Payment, Purchaser shall assign to HCA all of Purchaser's and the Company's right, title and interest in either (i) all Closing Date Receivables that remain uncollected on the first anniversary of the Closing Date or (ii) the Closing Date Receivables that remain uncollected on the first anniversary of the Closing Date and which are obligations of third parties who are not customers or clients of the Company or Purchaser on the first anniversary of the Closing Date (such assigned accounts the "Assigned Accounts"). Simultaneously with the transfer by the Purchaser and the Company of the Assigned Accounts, Purchaser shall identify to HCA, in writing, each Assigned Account with respect to which there are
 (a) actions, suits or proceedings pending, or, to Purchaser's knowledge, threatened or (b) to Purchaser or the Company's knowledge, allegations that the Company did not fully perform its obligations to such payor ("Problem Accounts"). Upon HCA's request, Purchaser shall give HCA a written explanation of the matters and/or allegations that caused it to identify an account as a Problem Account. In addition, upon HCA's request, Purchaser shall give, and shall cause the Company to give HCA, all information, including any relevant Books and Records, related to the Problem Accounts.

           (f) Purchaser and the Company shall cooperate with HCA in collecting the Assigned Accounts. Purchaser and the Company shall promptly remit to HCA any amounts received after the first anniversary of the Closing Date in respect of the Assigned Accounts.


                                 ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF PURCHASER

      Except as may be waived by Purchaser, the obligations of Purchaser to purchase the Shares and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      7.1 Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not have a Material Adverse Effect and would not materially impair the ability of Sellers to consummate the transactions contemplated by this Agreement, in the case of each of (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date, in which case as of such date.)

      7.2 Compliance with Agreement. On and as of the Closing Date, Sellers shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by them on or before the Closing Date.

      7.3 Closing Certificates. Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of HCA and Holdings, respectively, by the President or Vice President of each thereof, certifying the fulfillment of the conditions specified in Sections 7.1 and
 7.2 hereof.

      7.4 Secretary's Certificates. At the Closing, Purchaser shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of HCA and Holdings, respectively:

           (a) resolutions of the respective boards of directors of HCA and Holdings authorizing the execution, delivery and performance of this Agreement and the other agreements that HCA or Holdings is required to execute and deliver pursuant to the terms of this Agreement; and

           (b) the signature and incumbency of the respective officers of HCA and Holdings authorized to execute and deliver this Agreement and the other agreements and certificates that HCA or Holdings is required to deliver on or before the Closing Date pursuant to this Agreement.

      7.5 Opinion of Counsel. At the Closing, Purchasers shall have received the opinion, dated the Closing Date, of Waller Lansden Dortch & Davis, a Professional Limited Liability Company, counsel for Sellers, as to matters for which opinions are customarily given in transactions of this nature. Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.

      7.6 Consents, Authorizations, Etc. All orders, consents, Permits, authorizations, approvals, waivers, filings, registrations and notifications of or to Governmental Authorities that are or should have been set forth at Schedules 5.1 and 6.2 hereto that are required to be obtained or given prior to the Closing shall have been obtained or given, and all applicable waiting periods with respect thereto shall have expired.

      7.7 No Action or Proceeding. On the Closing Date, (a) no judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Purchaser, may result in a decision, ruling or finding that individually or in the aggregate has or would reasonably be expected to adversely affect the validity or enforceability of this Agreement, or materially impair the ability of Purchaser to perform its obligations under this Agreement, and (c) neither the Justice Department nor the FTC shall have requested, orally or in writing, that Sellers delay or postpone the Closing, and the Attorney General of any State of the United States shall not have requested, in writing, that Sellers delay or postpone the Closing.

      7.8  Certificates  of   Incorporation;  Bylaws.   Sellers  shall   have
 delivered  to  Purchasers  true  and  complete  copies  of  the   respective
 Certificates of Incorporation and Bylaws of HCA, Holdings, CCN, and PW.

      7.9 Resignation of Boards of Directors and Officers. Each then-current officer and/or member of the board of directors of any of the Acquired Entities who is designated by Purchaser to HCA in writing not less than ten days prior to the Closing shall have tendered his or her written resignation as an officer and/or director to the applicable Acquired Entity, such resignations to be effective at or before the Effective Time. Notwithstanding the foregoing, no such officer or director shall be required to resign as an employee of the Company.

      7.10 Good Standing Certificates. At the Closing, Sellers shall have delivered to Purchaser good standing certificates issued with respect to HCA, Holdings, and each of the Acquired Entities issued by the Secretary of State of the relevant entity's state of incorporation. Each such good standing certificate shall be dated as of a date that is not more than twenty days prior to the Closing Date.

      7.11 Waiver of Conditions.  Purchaser may waive  any condition of  this
 Article VII to the extent permitted by applicable law. Except as otherwise provided herein, the consequences of any knowing waiver shall be the elimination of the waived condition as a valid basis for Purchaser to refuse to close the transactions contemplated by this Agreement.

      7.12 Affiliation Agreement. The Affiliation Agreement shall have been executed and delivered by the parties thereto.

      7.13 Stock Options. All stock options referenced or which should be referenced on Schedule 3.2(a)(iv) shall have been terminated with no obligation to the Acquired Entities except for the payment obligations described in Section 2.4. Such termination may become effective as of the Effective Time.

      7.14 Tax Sharing Agreements.   All tax  sharing agreements between  HCA
 and any Acquired Entity shall have been terminated.

      7.15 Contract Delivery. At or prior to the Closing, Sellers shall have indexed and made available for inspection at CCN's headquarters at least 80% of the Hospital Provider Agreements and indexed and made available for inspection and statistical sampling at CCN's facilities at least 80% of the Non-Hospital Provider Agreements. With respect to the Non-Hospital Provider Agreements, this condition shall be determined through sampling a statistically significant number of such Non-Hospital Provider Agreements.


                                 ARTICLE VIII
                     CONDITIONS TO OBLIGATIONS OF SELLERS

      Except as may be waived in writing by Sellers, the obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      8.1 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not have a Material Adverse Effect and would not materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement in the case of each of (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date, in which case as of such date.)

      8.2 Compliance with Agreement. On and as of the Closing Date, Purchaser shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date.

      8.3 Closing Certificates. Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date and signed on behalf of Purchaser by the President or a Vice President thereof, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

      8.4 Secretary's Certificate. At the Closing, Sellers shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchaser:

           (a) resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchaser is required to execute and deliver pursuant to the terms of this Agreement;

           (b) the signature and incumbency of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and certificates that Purchaser is required to deliver on or before the Closing Date pursuant to this Agreement.

      8.5 Opinion of Counsel. At the Closing, Sellers shall have received the opinion, dated the Closing Date, of Latham & Watkins, counsel for Purchaser, as to matters for which opinions are customarily given in transactions of this nature. Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.

      8.6 Consent, Authorizations, Etc.. All orders, consents, Permits, authorizations, approvals, waivers, filings, registrations and notifications of or to Governmental Authorities that are or should be set forth at Schedules 5.1 and 6.2 hereto that are required to be obtained or given prior to the Closing shall have been obtained or given, and all applicable waiting periods with respect thereto shall have expired.

      8.7 No Action or Proceeding. On the Closing Date, (a) no judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority or threatened by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of HCA, may result in a decision, ruling or finding that individually or in the aggregate has or would reasonably be expected to adversely affect the validity or enforceability of this Agreement or materially impair the ability of HCA or Holdings to perform their respective obligations under this Agreement, and (c) neither the Justice Department nor the FTC shall have requested, orally or in writing, that Sellers delay or postpone the Closing, and the Attorney General of any State of the United States shall not have requested, in writing, that Sellers delay or postpone the Closing.

      8.8 Good Standing Certificate. At the Closing, Purchaser shall have delivered to Sellers a good standing certificate issued with respect to Purchaser by the Secretary of State of Purchaser's state of incorporation. Such good standing certificate shall be dated as of a date that is not more than twenty days prior to the Closing Date.

      8.9  Certificate  of  Incorporation;   Bylaws.  Purchaser  shall   have
 delivered to Sellers true and complete copies of Purchaser's Certificate of Incorporation and Bylaws.

      8.10 Waiver of Conditions.  Sellers may  waive any  conditions of  this
 Article VIII to the extent permitted by applicable law. Except as otherwise provided herein, the consequences of any knowing waiver shall be (a) the elimination of the waived condition as a valid basis for Sellers to refuse to close the transactions contemplated by this Agreement, and (b) the release of Purchaser from any claim by Sellers for resulting injuries and Damages with respect to that waived condition.

      8.11 Affiliation Agreement. The Affiliation Agreement shall have been executed and delivered by the parties thereto.


                                  ARTICLE IX
                               INDEMNIFICATION

      9.1  Indemnification by  Sellers. Subject  to  the provisions  of  this
 Article IX, Sellers shall jointly and severally indemnify and hold harmless Purchaser, any Affiliate of Purchaser, the respective officers, directors, shareholders, employees, agents and representatives of Purchaser and its Affiliates, and each such Person's respective successors and assigns (each, a "Purchaser Indemnitee") from and after the Effective Time from and against the Excluded Liabilities and any Damages incurred or suffered by such Purchaser Indemnitee as a result of or arising from (a) any inaccuracy in any of the representations and warranties made herein by Sellers, (b) any breach of any of the covenants or agreements made herein by Sellers, (c) any claims, actions, suits or other proceedings arising out of any of the Excluded Liabilities, (d) the current governmental investigation of HCA and its Affiliates (including any portion of such investigation which pertains to the Acquired Entities), (e) any Controlled Group Plan that is not a Company Plan and (f) any claim brought by an obligor of a Problem Account which claim is based solely upon events which occurred prior to the Closing Date and which claims are filed as a counterclaim in response to HCA's attempt to collect the Problem Account. Notwithstanding the foregoing, the sole recourse of a Purchaser Indemnitee for any and all Damages relating to or arising from a breach of any of the covenants or agreements contained in
 (i) Section 6.7  shall be controlled  by the provisions  of Section 6.8  and
 (ii) in Section 5.14 shall be limited to the Purchase Price adjustment described in Section 2.3(a)(ii).

      9.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless each Seller, any Affiliate of any Seller, the respective officers, directors, shareholders, employees, agents and representatives of each Seller and their respective Affiliates, and each such Person's respective successors and assigns (each a "Seller Indemnitee") from and after the Effective Time from and against any Damages incurred or suffered by such Seller Indemnitee as a result of, or arising from (a) any inaccuracy in any of the representations and warranties made herein by Purchaser, (b) any breach of any of the covenants or agreements made herein by Purchaser, (c) any claims, actions, suits, or other proceedings relating to the operations of the Company after the Effective Time, and (d) any claims, actions, suits or proceedings arising out of any post-Closing obligation or action on the part of the Company under any Contract which is not an Excluded Liability. Notwithstanding the foregoing, the sole recourse of a Seller Indemnitee for any and all Damages relating to or arising from a breach of any of the covenants or agreements contained in Section 6.7 shall be controlled by the provisions of Section 6.8.

      9.3  Claims Procedures. Unless  a different procedure  is specified  in
 Section 6.7 or 6.8, in the case of any Damages for which indemnification is sought hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the party from whom indemnification is sought (the
 "Indemnifying Party") in writing of the existence and nature of such Damages, as well as the claim, demand, action or proceeding, if any, out of which the Damages arise (a "Claim"); provided, however, that no failure or delay by the Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnitee harmless, except to the extent the Indemnitee's failure to give or delay in giving the required notice materially impairs the Indemnifying Party's ability to indemnify or defend or to mitigate its Damages, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnitee to the extent of Damages, if any, caused by such failure to give or delay in giving the required notice. If such Damages arise out of a Claim by a third person, the Indemnitee must give the Indemnifying Party a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnifying Party at the Indemnifying Party's sole cost and expense and with counsel of its own selection, and the Indemnifying Party shall pay any resulting settlements (including all associated Damages), satisfy any judgments or comply with any decrees; provided, further, however, that the Indemnitee shall at all times also have the right fully to participate in the defense at Indemnitee's sole cost and expense so long as such participation occurs without hindering or impairing the defense of the Indemnifying Party. Notwithstanding the foregoing, without the prior written consent of the Indemnitee, the Indemnifying Party shall not compromise or settle any Claim if (i) the terms thereof impose any liability or obligations on the Indemnitee, or (ii) the terms thereof fail to include an unconditional general release of the Indemnitee with respect to all liabilities and obligations in respect of such Claim. If the Indemnifying Party shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including, without limitation, reasonable attorney's fees) in connection therewith from the Indemnifying Party. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle any Claim.

      9.4  Limitations on Claims.

           (a)  Liability  Thresholds.  Notwithstanding   anything  in   this
 Article IX to the contrary, no indemnified Damages with respect to Claims arising out of a breach of Sellers' representations and warranties shall be payable pursuant to this Article IX unless and until the aggregate amount of indemnified Damages asserted against Sellers under this Article IX with respect to such Claims equals or exceeds an amount equal to one percent (1%) of the Base Purchase Price (the "Liability Threshold"). Once the Liability Threshold for such Claims has been reached, the Indemnitee shall be entitled to the benefit of the indemnity under this Article IX for such Claims to the extent of any and all Damages; provided, however, that except with respect to Claims for indemnification pursuant to Section 9.1(a) with respect to Sellers' representations and warranties in Section 3.24 hereof, the aggregate amount of Seller's liability under Section 9.1 shall not exceed the amount equal to fifty percent (50%) of the Base Purchase Price. Notwithstanding anything in this Agreement to the contrary, Seller's liability for claims for indemnification related to breaches of covenants, including, without limitation, Sections 9.1(b), (d), (e) or (f), shall not be subject to any Liability Threshold, liability cap (other than as set forth in clause (ii) of the last sentence of Section 9.1 hereof) or time limitation (other than limitations imposed by statute or common law).

           (b) Subrogation. Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to all Persons relating to the matter for which indemnification has been made.

           (c) Survival of Representations and Warranties; Limitation of Time to Bring Claims. The representations and warranties set forth in this Agreement shall survive the Closing and shall expire eighteen (18) months after the Effective Time, other than those set forth in Sections 3.2 and 3.5 hereof, which shall survive in perpetuity, and those set forth in Sections 3,14, 3.16, 3.20, and insofar as any Damages relate to Claims made against the Company by third parties, 3.24 which shall survive until 90 days after the expiration of the applicable statute of limitations. No Claim for indemnification arising out of a breach of representations and warranties in this Agreement may be brought after the applicable time provided for in this
 Section 9.4(c).

      9.5 Insured Losses. The amount of any Damages for which indemnification is provided under this Article IX shall be net of any duplicative amounts recovered by the Indemnitee under insurance policies or from unaffiliated third Persons with respect to such Damages.

      9.6 Characterization of Indemnification Payments Purchaser and Sellers agree to treat any payment made under this Article IX as an adjustment to the Purchase Price. If, contrary to the intent of Purchaser and Sellers as expressed in the preceding sentence, a Governmental Authority requires any payment made pursuant to this Article IX to be treated in a different manner, then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party on an after-tax basis (taking into account any actual Tax benefits or detriments realized with respect to the Damages for which the payment under this Article IX is being made).


                                  ARTICLE X
                                 TERMINATION

      10.1 Termination Events. (a) This Agreement may be terminated at any time prior to Closing upon prior written notice by the party electing to terminate this Agreement to the other party:

           (i) by mutual agreement of HCA and Purchaser (expressed in writing);

           (ii) by either HCA or Purchaser if any permanent injunction, Court Order or other order, decree or ruling of any court or other Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable;

           (iii) subject to the provisions of Section 10.1(b), by either HCA or Purchaser if the Closing shall not have occurred by July 31, 2001; provided, however, that the right to terminate this Agreement under this
 Section 10.1(c) shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a contributing cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, that the right to terminate this Agreement pursuant to this Section 10.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement or whose failure to use all good faith efforts to promptly cause the satisfaction of the conditions under Sections 7 and 8 has been the cause of, or resulted in, the failure of the Closing to occur by such date;

           (iv) by HCA upon a breach in any material respect of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have been breached or shall have become untrue, in any such case that the conditions set forth in Sections 8.1 and 8.2 would be incapable of being satisfied by July 31, 2001 (or any later date as such date may be otherwise extended by mutual agreement of the parties); or

           (v) by Purchaser upon a breach in any material respect of any covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty of any Seller shall have been breached or shall have become untrue in any such case such that the conditions set forth in Sections 7.1 and 7.2 would be incapable of being satisfied by July 31, 2001 (or any later date as such date may be otherwise extended by mutual agreement of the parties).

           (b) Notwithstanding the provisions of Section 10.1(a)(iii) hereof, HCA and Purchaser each agrees that if all of the conditions to such party's obligation to close the transaction contemplated hereby have been satisfied or waived as of July 31, 2001 other than the receipt of the Governmental Approvals listed in Schedules 5.1 and 6.2 or the expiration of the waiting period with respect to any such Governmental Approval, neither HCA nor Purchaser shall terminate this Agreement without first providing the other party with ten days' written notice of its intention to terminate. During such ten-day period, HCA and Purchaser each shall cause its counsel to confer with the other party's counsel in an attempt to agree on the likelihood of a timely and successful resolution of all such issues relating to the applicable Governmental Approval or waiting period. Following such ten-day period, neither HCA nor Purchaser shall terminate this Agreement unless such Party reasonably believes, based upon the likely time period necessary to resolve the applicable Governmental Approval issues, the likelihood of successfully resolving such Governmental Approvals without conditions, obligations or agreements which adversely effect the party, and other relevant factors, that not terminating this Agreement could cause effects which are material and adverse to it in comparison to the size and nature of the transactions contemplated hereby.

      10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections
 6.1 and 12.1 and except for the provisions of this Section 10.2 and Sections 12.2, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11 and 12.13. Moreover, in the event of termination of this Agreement pursuant  to Section 10.1(a)(iii), (iv)  or
 (v), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.


                                  ARTICLE XI
                                   NOTICES

      11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including facsimile, telecopy and telex) or when delivered by overnight courier, or if mailed, five days after being deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:

      If to HCA or Holdings, to:

           HCA - The Healthcare Company
           One Park Plaza
           Nashville, Tennessee 37203
           Attention: General Counsel
           Fax: (615) 344-1859

      With copies to:

           HCA - The Healthcare Company
           One Park Plaza
           Nashville, Tennessee 37203
           Attention: Senior Vice President - Development
           Fax: (615) 344-2128

           and

           Waller Lansden Dortch & Davis,
           A Professional Limited Liability Company
           511 Union Street, Suite 2100
           Nashville, Tennessee  37219-1760
           Attention:  G. Scott Rayson
           Fax:  (615) 244-6804

      If to Purchaser, to:

           First Health Group Corp.
           3200 Highland Avenue
           Downers Grove, Illinois  60515
           Attention:  Edward L. Wristen, President
           Fax:  ((630) 719-0093


 With a copy to:

           First Health Group Corp.
           3200 Highland Avenue
           Downers Grove, Illinois  60515
           Attention:  General Counsel
           Fax:  (630) 737-7518

           and

           Latham & Watkins
           233 South Wacker Drive
           Suite 5800
           Chicago, Illinois  60606
           Attention:  Stephen S. Bowen
           Fax:  (312) 993-9767

      Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Section 11.1.



                                 ARTICLE XII
                                MISCELLANEOUS

      12.1 Fees and Expenses. Except as otherwise provided in this Agreement, the Sellers shall pay their own expenses (including, without limitation, the fees and expenses of Merrill Lynch & Co. in connection with this Agreement and also including those expenses of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred prior to the Effective Time) and Purchaser shall pay its own expenses (including, without limitation, the fees and expenses of SSB in connection with this Agreement, and also including those of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred after the Effective Time) in connection with this Agreement and the transactions contemplated hereby. HCA and Purchaser each shall pay one half all recording fees, transfer fees, transfer taxes, and documentary or stamp taxes, if any, relating to the sale and the transactions provided for herein. Except as set forth in the following sentence, each party shall pay its own fees and expenses, including counsel fees and filing fees, with respect to the preparation and filing of its notifications under the HSR Act. Further, and notwithstanding the foregoing, Purchaser will bear all reasonable costs and expenses, including attorneys' fees of all parties, resulting from or relating to any investigation or challenge of the transactions contemplated hereby initiated by the United States Federal Trade Commission, the United States Department of Justice or the Attorney General of any state on, prior to or after the Closing under antitrust or similar laws, including reasonable costs and expenses resulting from or relating to any "second request" issued in connection with the parties' HSR Act filings made in connection with the transactions contemplated hereby.

      12.2 Entire Agreement. Except for documents and agreements executed pursuant hereto, and except for the provisions of the Confidentiality Agreement (which Confidentiality Agreement shall survive the parties' execution and delivery of this Agreement and the other documents and agreements contemplated hereby until the Closing shall have occurred, except to the extent otherwise provided in Section 6.1), this Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby). Except for the Confidentiality Agreement, this Agreement, including the exhibits and schedules hereto and other documents delivered in connection herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

      12.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

      12.4 Amendment. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

      12.5 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

      12.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Sellers, Purchaser and their respective successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

      12.7 GOVERNING LAW, CONSTRUCTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE. The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other Governmental Authority by reason of any party's having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.

      12.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise.

      12.9 No Assignment. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that HCA and Holdings, on the one hand, and Purchaser, on the other hand, may assign their respective rights and obligations under this Agreement to other Persons who (a) are wholly-owned (directly or indirectly) by HCA or Purchaser, respectively, and (b) agree to be bound by the terms and conditions of this Agreement. Notwithstanding the assignment of this Agreement or any rights or obligations hereunder, the assignor shall be jointly and severally liable with its assignee for its obligations hereunder.

      12.10 Headings, Gender, Etc. The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively,
 (c) the terms "hereof", "herein", "hereby" and derivative or similar words will refer to this entire Agreement, and (d) the terms "Article," "Section," "Schedule" and "Exhibit" will refer to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

      12.11 Public Announcement. On or before the Closing, the parties hereto will each consult with one another prior to making or issuing public statements or announcements with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public statement or announcement and/or will use good faith efforts to obtain the other parties' approval of the text of any public statement or announcement to be made solely on behalf of a party; provided that the foregoing shall not preclude any party from making such disclosure as may be required by applicable Law or the rules of any securities exchange or market on which securities of such party are listed or quoted.

      12.12 Access to Information. Sellers and Purchaser agree that, from time to time after the Closing, upon the reasonable request of another party hereto, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Company. Without limiting the generality of the foregoing, (a) Sellers will give and will cause their Affiliates to give representatives of the Company reasonable access to all Books and Records of Sellers reasonably requested by the Company or Purchaser in the preparation of any post-Closing financial statements, reports or Tax returns of the Company; and (b) Purchaser will give and will cause the Company to give representatives of Sellers reasonable access to all pre-Closing Books and Records of the Company reasonably requested by Sellers in the preparation of any post-Closing financial statements, reports or Tax returns of Sellers.

      12.13 Severability; Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      12.14 Cooperation. Upon request, each of the parties hereto shall cooperate with the other in good faith, at the requesting party's expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements, or disputes involving any of the parties hereto (other than in a dispute among such parties or entities) and based upon contracts, arrangements or acts of HCA, Holdings, or the Company which were in effect or occurred prior to the Effective Time and which relate to the business of the Company. Purchaser shall cause the Company to provide any information or documents reasonably requested by HCA or Holdings in connection with tax or other disputes, settlements, investigations, proceeding or other matters in respect of any period ending at or prior to the Effective Time. The party requesting documents or information pursuant to this Section shall pay all fees and expenses paid to unaffiliated third parties by the party providing such documents or information in connection with providing such information or document. In addition, following the Closing, the parties hereto shall cooperate fully with each other and make available to the other, as reasonably requested, and to any taxing authority, all information, records, documents relating to tax liabilities or potential tax liabilities and tax bases of the Company, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

      12.15 Further Assurance Clause. On and after the Closing Date, Sellers, the Company and Purchaser will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Purchaser in possession and operation control of the business of the Company.

      12.16 Compliance with Obligations. Purchaser agrees to deal with each of the Persons listed on Schedule 12.16 in good faith with respect to the Management Severance Obligations, to cause the Company to deal with each of such Persons in good faith with respect to the Management Severance Obligations, and to cause the Company to fully comply with the terms of the Management Severance Obligations. Purchaser acknowledges that Sellers have a material interest in Purchaser's compliance with the covenants set forth in this Section 12.16, including an interest in maintaining Sellers' reputation as an employer and to Sellers' relationships with the management personnel of Seller and its Affiliates. Therefore, Purchaser agrees that it will not challenge Sellers' standing to bring an action on its own behalf or on behalf of the Persons listed in Schedule 5.16 to enforce the provisions of this Section 12.16 or its standing to join in any action brought by any such Person to enforce the Management Severance Obligations. "Management Severance Obligations" shall mean the severance payments that may become due to the Persons decided on Schedule 12.16 hereto pursuant to any Company Plan in place on the date hereof.

                  [The following page is the signature page.]

      IN WITNESS  WHEREOF, the   parties  have   caused this  Stock  Purchase
 Agreement  to be executed as of the date first above written.



                     HCA - THE HEALTHCARE COMPANY


                     By:  /s/A. Bruce Moore, Jr.
                          -------------------------------------------------
                          Senior Vice President - Operations Administration



                     VH HOLDINGS, INC.


                     By:  /s/A. Bruce Moore, Jr.
                          -------------------------------------------------
                          President



                     FIRST HEALTH GROUP CORP.


                     By:  /s/Edward L. Wristen
                          -------------------------------------------------
                          President and Chief Operating Officer